   As filed with the Securities and Exchange Commission on September 6, 1995

                                                    Registration No.  033-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        --------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                        -------------------------------
                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                        6711                 41-0449260
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                      --------------------------------
                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:
         H. Bernt von Ohlen                        Mark A. Bonenfant
         Norwest Corporation               Buchalter, Nemer, Fields & Younger
           Norwest Center                      A Professional Corporation
         Sixth and Marquette             24th Floor, 601 South Figueroa Street
  Minneapolis, Minnesota  55479-1026         Los Angeles, California  90017
                       --------------------------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
    Title of Securities         Amount               Proposed Maximum              Proposed Maximum            Amount of
     to Be Registered      to Be Registered      Offering Price Per Share      Aggregate Offering Price     Registration Fee
- ----------------------------------------------------------------------------------------------------------------------------
       Common Stock                                         N/A                   $481,770,693.00 (3)          $166,127.83
(par value $1 2/3 per share)  20,000,000
            (1)               Shares (2)
============================================================================================================================

   (1) Each share of the registrant's common stock includes one preferred stock purchase right.
   (2) Based upon the maximum number of shares that may be issued in the transaction described herein.
   (3) Calculated in accordance with Rule 457(f) based on (i) a maximum number of 17,843,359 outstanding shares of the common stock of The Foothill Group, Inc. (assuming the exercise in full of all options, warrants, conversion rights, and other rights with respect thereto, other than certain option rights held by the registrant) to be acquired by the registrant in the transaction described herein; and (ii) the average of the high and low sales prices of The Foothill Group, Inc. common stock as reported on the New York Stock Exchange on August 30, 1995 ($27.00 per share).

______________________________________________________________________________

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

______________________________________________________________________________

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)


     Form S-4 Item                               Prospectus Heading
     -------------                               ------------------

1.   Forepart of Registration Statement          Outside Front Cover Page
     and Outside Front Cover Page of
     Prospectus

2.   Inside Front and Outside Back Cover         Available Information;
     Pages of Prospectus                         Incorporation of Certain
                                                 Documents by Reference;
                                                 Table of Contents

3.   Risk Factors, Ratio of Earnings to Fixed    Summary
     Charges, and Other Information

4.   Terms of the Transaction                    The Merger

5.   Pro Forma Financial Information             *

6.   Material Contracts with the Company         The Merger
     Being Acquired

7.   Additional Information Required for         *
     Reoffering by Persons and Parties
     Deemed to be Underwriters

8.   Interests of Named Experts and Counsel      Legal Opinions

9.   Disclosure of Commission Position on        *
     Indemnification for Securities Act
     Liabilities

10.  Information with Respect to S-3             Summary; The Merger; Certain
     Registrants                                 Regulatory Considerations

11.  Incorporation of Certain Information        Incorporation of Certain
     by Reference                                Documents by Reference;
                                                 Management of Norwest and
                                                 Additional Information

12.  Information with Respect to S-2 or          *
     S-3 Registrants

13.  Incorporation of Certain Documents          *
     by Reference

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

     Form S-4 Item                               Prospectus Heading
     -------------                               ------------------

14.  Information with Respect to                 *
     Registrants Other Than S-2 or S-3
     Registrants

15.  Information with Respect to S-3             Summary--Comparative
     Companies                                   Per Common Share Data;
                                                 Summary--Selected Financial
                                                 Data; Incorporation of Certain
                                                 Documents by Reference

16.  Information with Respect to                 *
     S-2 or S-3 Companies

17.  Information with Respect to Companies       *
     Other Than S-2 or S-3 Companies


18.  Information If Proxies, Consents,           Meeting Information; The
     or Authorizations Are to Be Solicited       Merger--Rights of Dissenting
                                                 Foothill Stockholders;
                                                 Management of Norwest and
                                                 Additional Information

19.  Information If Proxies, Consents, or        *
     Authorizations Are Not to Be Solicited
     in an Exchange Offer


- ---------------------------

*Item is omitted because answer is negative or item is inapplicable.

                            THE FOOTHILL GROUP, INC.
                          11111 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA  90025


                                 September __, 1995

  Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of The Foothill Group, Inc. ("Foothill") to be held at the Peninsula Hotel, 9882 Little Santa Monica Boulevard, Beverly Hills, California, on Tuesday,
  October 10, 1995, at 10:00 a.m., local time. At the Special Meeting you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 15, 1995, between Foothill and Norwest Corporation ("Norwest"), and the related Agreement and Plan of Merger (together, the "Merger Agreement"), providing for the merger of a wholly owned subsidiary of Norwest into Foothill (the "Merger").

  Under the terms of the Merger Agreement, the Merger will result in the conversion of each share of capital stock of Foothill outstanding immediately prior to the time the Merger becomes effective into shares of Norwest Common Stock.

  The enclosed Proxy Statement-Prospectus contains a more complete description of the terms of the Merger. You are urged to read the Proxy Statement-Prospectus carefully.

  The Board of Directors has unanimously approved the Merger Agreement as being in the best interests of Foothill and its stockholders and recommends that you vote in favor of the Merger. Foothill has received an opinion from The Chicago Corporation, an investment banking firm experienced in the valuation of financial institutions, that as of the date thereof the consideration to be received in the Merger is fair to the stockholders of Foothill from a financial point of view. Consummation of the Merger is subject to a number of conditions including approval of the Merger Agreement by Foothill's stockholders and receipt by Foothill of an opinion of counsel to the effect that the Merger will be treated as a tax-free reorganization for federal income tax purposes. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, AND ANY APPLICABLE STATE, LOCAL, AND FOREIGN INCOME TAX CONSEQUENCES OF THE MERGER.

  It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. A failure to vote for approval of the Merger Agreement will have the same effect as a vote against the Merger Agreement. Therefore, in order to ensure that your vote is represented at the Special Meeting, PLEASE DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

  On behalf of the Board of Directors, I recommend you vote FOR approval of the Merger Agreement.

                                       Don L. Gevirtz
                                       Chairman of the Board and Chief
                                        Executive Officer

                            THE FOOTHILL GROUP, INC.
                          11111 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA  90025
                 ----------------------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 10, 1995

                 ---------------------------------------------
  To Our Stockholders:

  A special meeting of the stockholders (the "Special Meeting") of The Foothill Group, Inc. ("Foothill"), a Delaware corporation, will be held at 10:00 a.m., local time, on October 10, 1995, at the Peninsula Hotel, 9882 Little Santa Monica Boulevard, Beverly Hills, California, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 15, 1995, as amended, between Foothill and Norwest Corporation ("Norwest"), a Delaware corporation, (including the Agreement and Plan of Merger attached thereto) a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which (i) a newly formed wholly owned subsidiary of Norwest would be merged with and into Foothill (the "Merger"), with Foothill, as the surviving corporation, becoming a wholly owned subsidiary of Norwest, (ii) each outstanding share of Class A Common Stock, no par value per share, of Foothill ("Foothill Common Stock") (other than shares owned by Norwest or its subsidiaries, all of which will be canceled) would be converted into 0.92 shares of common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), and (iii) each outstanding share of Series A Convertible Preferred Stock of Foothill ("Foothill Preferred") would be converted into 6.1333272 shares of Norwest Common Stock; and to authorize such further action by the Board of Directors and officers of Foothill as may be necessary or appropriate to carry out the intent and purposes of the Merger.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record on the books of Foothill at the close of business on September 1, 1995, are entitled to notice of and will be entitled to vote at the Special Meeting or any adjournment thereof. Approval of the Merger Agreement and the Merger will require the affirmative vote of the holders of a majority of the outstanding shares of Foothill Common Stock and Foothill Preferred entitled to vote thereon, voting together as a single class.

      Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                       By Order of the Board of Directors

                                       Henry K. Jordan
                                       Secretary
  Los Angeles, California
  September __, 1995

  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, AND DATE, THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                               PROXY STATEMENT OF
                            THE FOOTHILL GROUP, INC.
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 10, 1995
                             ---------------------
                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION
                                  COMMON STOCK
                             ---------------------

      This Proxy Statement-Prospectus relates to up to 20,000,000 shares of the common stock ("Norwest Common Stock"), par value $1 2/3 per share, of Norwest Corporation ("Norwest") issuable to the stockholders of The Foothill Group, Inc. ("Foothill") upon consummation of the merger (the "Merger") of a wholly owned subsidiary of Norwest ("Merger Co.") with Foothill, with Foothill as the surviving corporation, pursuant to the terms of an Agreement and Plan of Reorganization dated as of May 15, 1995, as amended, between Foothill and Norwest (together with the Agreement and Plan of Merger attached thereto, the "Merger Agreement"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated by reference herein.

      This Proxy Statement-Prospectus is being furnished to the stockholders of Foothill in connection with the solicitation of proxies by the Board of Directors of Foothill (the "Foothill Board") for use at the special meeting of stockholders of Foothill to be held on October 10, 1995, and at any and all adjournments or postponements thereof (the "Special Meeting").

      At the Special Meeting, the holders of record of the outstanding capital stock of Foothill will consider and vote upon a proposal to approve the Merger Agreement. Upon consummation of the Merger, each outstanding share of Class A Common Stock, no par value per share, of Foothill ("Foothill Common Stock") will be converted into 0.92 shares of Norwest Common Stock and each outstanding share of Series A Convertible Preferred Stock of Foothill ("Foothill Preferred," and together with the Foothill Common Stock, the "Foothill Capital Stock") will be converted into 6.1333272 shares of Norwest Common Stock. For a more complete description of the Merger Agreement and the terms of the Merger, see "THE MERGER."

      Norwest Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "NOB" and on the Chicago Stock Exchange ("CHX"). The closing price of Norwest Common Stock as reported on the NYSE Composite Tape on
  September  , 1995, was $      per share.  Foothill Common Stock is traded on
  the NYSE.  The closing price of Foothill Common Stock as reported on the NYSE
  Composite Tape on September  , 1995, was $        .

      This Proxy Statement-Prospectus and the form of proxy are first being mailed to stockholders of Foothill on or about September __, 1995.
                             ---------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

       The date of this Proxy Statement-Prospectus is September __, 1995.

                               TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
  AVAILABLE INFORMATION.............................................................     4

  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................     5

  SUMMARY...........................................................................     6
      The Companies.................................................................     6
      Special Meeting and Vote Required.............................................     7
      Terms of the Merger...........................................................     8
      Recommendation of the Board of Directors of Foothill..........................     9
      Opinion of Foothill's Financial Advisor.......................................     9
      Certain Considerations........................................................     9
      Effective Date and Time of the Merger.........................................    10
      Surrender of Stock Certificates...............................................    10
      Conditions and Termination....................................................    10
      Regulatory Approvals..........................................................    10
      No Solicitation...............................................................    11
      Accounting Treatment..........................................................    11
      Management and Operations After the Merger....................................    11
      Certain Transactions..........................................................    11
      Interests of Certain Persons in the Merger....................................    12
      Appraisal Rights..............................................................    12
      Stock Option Agreement Between Norwest and Foothill...........................    12
      Certain Federal Income Tax Matters............................................    12
      Market Information............................................................    13
      Certain Differences in Rights of Stockholders.................................    13
      Comparative Per Common Share Data.............................................    13
      Selected Financial Data.......................................................    15

  MEETING INFORMATION...............................................................    20
      General.......................................................................    20
      Date, Place, and Time.........................................................    20
      Record Date; Vote Required....................................................    20
      Principal Stockholders and Security Ownership of Management of Foothill.......    21
      Voting and Revocation of Proxies..............................................    22
      Solicitation of Proxies.......................................................    23

  THE MERGER........................................................................    24
      Terms of the Merger...........................................................    24
      Background of the Merger......................................................    25
      Recommendation of the Board of Directors of Foothill; Reasons for the Merger..    25
      Opinion of Foothill's Financial Advisor.......................................    27
      Certain Considerations........................................................    29
      Effective Date and Time of the Merger.........................................    29
      Surrender of Stock Certificates...............................................    29
      Conditions to Consummation of the Merger......................................    30
      Regulatory Approvals..........................................................    32
      Business Pending the Merger...................................................    32
      Certain Covenants.............................................................    33


      No Solicitation...............................................................    33
      Waiver, Amendment, and Termination............................................    34
      Effect on Employee Benefit Plans..............................................    34
      Certain Transactions..........................................................    35
      Interests of Certain Persons in the Merger....................................    35
      Indemnification...............................................................    38
      Management and Operations After the Merger....................................    38
      Stock Option Agreement Between Norwest and Foothill...........................    38
      Certain Differences in Rights of Stockholders.................................    41
      Rights of Dissenting Foothill Stockholders....................................    50
      Certain U.S. Federal Income Tax Matters.......................................    50
      Resale of Norwest Common Stock................................................    52
      Stock Exchange Listing........................................................    53
      Accounting Treatment..........................................................    53
      Expenses......................................................................    54
      Dividend Reinvestment and Optional Cash Payment Plan..........................    54

  COMPARATIVE PER SHARE PRICES AND DIVIDENDS........................................    55

  CERTAIN REGULATORY CONSIDERATIONS.................................................    56
       General......................................................................    56
       Dividend Restrictions........................................................    56
       Holding Company Structure....................................................    56
       Capital Requirements.........................................................    57
       Federal Deposit Insurance Corporation Improvement Act of 1991................    58
       FDIC Insurance...............................................................    59

  EXPERTS...........................................................................    61

  LEGAL OPINIONS....................................................................    61

  MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION..................................    61

  FUTURE STOCKHOLDER PROPOSALS......................................................    61

  APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION, AND
               AGREEMENT AND PLAN OF MERGER, AMENDMENT TO
               THE PLAN OF REORGANIZATION

  APPENDIX B  STOCK OPTION AGREEMENT

  APPENDIX C  OPINION OF THE CHICAGO CORPORATION

                             AVAILABLE INFORMATION

       Norwest and Foothill are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

       The reports, proxy statements, and other information filed by Norwest and Foothill with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest and Foothill also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and, in the case of Norwest, at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

       This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and the exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, Foothill, and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an appendix hereto.

                             ---------------------

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR FOOTHILL SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO NORWEST, TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE 612-667-8655; OR, IN THE CASE OF DOCUMENTS RELATING TO FOOTHILL, TO HENRY K. JORDAN, SECRETARY, THE FOOTHILL GROUP, INC., 11111 SANTA MONICA BOULEVARD, LOS ANGELES, CALIFORNIA 90025, TELEPHONE 310-996-7000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 2, 1995.

      The following documents filed with the Commission by Norwest (File No. 1-2979) and Foothill (File No. 0-5467) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus:

      1. Norwest's Annual Report on Form 10-K for the year ended December 31, 1994;

      2. Norwest's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995;

      3. Norwest's Current Reports on Form 8-K dated January 9, 1995,
         January 27, 1995, February 17, 1995, April 21, 1995, and July 3, 1995;

      4. Foothill's Annual Report on Form 10-K for the year ended December 31, 1994;

      5. Foothill's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995;

      6. The description of Foothill Common Stock on Form 8-B filed on August 26, 1987; and

      7. Foothill's Current Reports on Form 8-K dated May 15, 1995, July 10, 1995, and August 8, 1995.

      All documents filed by Norwest and Foothill with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                    SUMMARY

       The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and "Foothill" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest for inclusion or incorporation herein, and all information concerning Foothill included in this Proxy Statement-Prospectus has been furnished by Foothill to Norwest for inclusion herein.

  THE COMPANIES

       NORWEST CORPORATION

       Norwest Corporation is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Norwest operates through subsidiaries engaged in banking and in a variety of related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, and venture capital investment.

       At June 30, 1995, Norwest had consolidated total assets of $66.6 billion, total deposits of $38.2 billion, and total stockholders' equity of $4.7 billion. Based on total assets at June 30, 1995, Norwest was the 12th largest commercial banking organization in the United States.

       Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including Foothill, having aggregate total assets at June 30, 1995, of $4.5 billion. Certain of these acquisitions were consummated subsequent to June 30, 1995, and the others remain subject to regulatory approval and are expected to be completed by the end of the first quarter of 1996. None of these acquisitions is individually significant or material to the financial statements of Norwest.

       Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

       Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

       THE FOOTHILL GROUP, INC.

       Foothill with its subsidiaries is a specialized financial services company engaged in asset-based commercial lending and money management services. Since 1970, Foothill has made revolving credit and term loans to companies which are generally unable to secure financing from traditional lending sources. The loans are generally secured by accounts receivable and inventory, machinery, equipment, and other assets. At June 30, 1995, Foothill had a total of approximately $917 million in loans outstanding. Foothill generates revenues principally from interest income as well as loan commitment, appraisal, audit, and monitoring fees and other related services. Foothill's strategy is to provide innovative financing solutions to borrowers who have adequate collateral in the form of accounts receivable, inventory, and other assets, but may not meet overall credit standards generally required by commercial banks. As part of its operations, Foothill, in conjunction with limited partnerships managed by it, purchases loans at a discount to their principal amounts.

       In 1988, Foothill established a money management business to capitalize on its experience in lending to and investing in debt securities of financially troubled borrowers. Foothill operates two limited partnerships (the "Partnerships") for investors, many of whom are institutional investors, to invest in debt securities or claims of financially troubled companies.
  Many of the Partnerships' investments are in companies that may be involved in a restructuring or reorganization under the Federal Bankruptcy Code. Foothill acts as a general partner of such partnerships, which have aggregate capital commitments of $516 million. Foothill earns management fees from the Partnerships as well as incentive compensation based on distributed profits in excess of specified rates of return.

       Foothill's principal executive offices are located at 11111 Santa Monica Boulevard, Los Angeles, California 90025, and its telephone number is 310-996-7000.

       Additional information concerning Foothill is included in the Foothill documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  SPECIAL MEETING AND VOTE REQUIRED

       SPECIAL MEETING

       The special meeting of Foothill stockholders to consider and vote on a proposal to approve the Merger Agreement will be held on Tuesday, October 10, 1995, at 10:00 a.m., local time, at the Peninsula Hotel, 9882 Little Santa Monica Boulevard, Beverly Hills, California. Only holders of record of Foothill Capital Stock at the close of business on September 1, 1995, will be entitled to receive notice of and to vote at the Special Meeting. At such date, there were 16,708,958 shares of Foothill Common Stock and 100,000 shares of Foothill Preferred outstanding. Each share of Foothill Common Stock is entitled to one vote, and each share of Foothill Preferred is entitled to
  6.66666 votes. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

       VOTE REQUIRED

       Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Foothill Common Stock and of Foothill Preferred entitled to vote thereon, voting together as a single class. As of the record date, directors and executive officers of Foothill and their affiliates owned beneficially an aggregate of 2,656,021 shares, or approximately 14.9%, of the Foothill Common Stock and 100% of the shares of Foothill Preferred outstanding on that date. At the record date, directors and executive officers of Norwest did not own beneficially any shares of Foothill Common Stock. The directors and executive officers of Foothill have entered into agreements with Norwest to vote all the shares of Foothill Common Stock over which they have sole voting authority in favor of approval of the Merger Agreement. The record holder of the outstanding Foothill Preferred has entered into a similar agreement with respect to all of the outstanding shares of Foothill Preferred. See "MEETING INFORMATION--Record Date; Vote Required" and "--Principal Stockholders and Security Ownership of Management of Foothill."

  TERMS OF THE MERGER

       MERGER CONSIDERATION

       In the Merger, each outstanding share of Foothill Common Stock (other than shares owned by Norwest or its subsidiaries, all of which will be canceled) will be automatically converted (subject to certain provisions described herein with respect to fractional shares) into the right to receive
  0.92 shares of Norwest Common Stock (the "Common Stock Exchange Ratio"). Each outstanding share of Foothill Preferred will be automatically converted (subject to certain provisions described herein with respect to fractional shares) into the right to receive 6.1333272 shares of Norwest Common Stock (the "Preferred Exchange Ratio," and together with the Common Stock Exchange Ratio, the "Exchange Ratios"). No fractional shares will be issued. Norwest will pay cash in lieu of fractional shares of Norwest Common Stock to be received in the Merger. Upon consummation of the Merger, a newly formed wholly-owned subsidiary of Norwest will be merged with and into Foothill and Foothill, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest. See "THE MERGER--Terms of the Merger."

       Under the terms of their respective plans, outstanding options issued pursuant to Foothill's Amended and Restated Employee Stock Option Plan (the "1978 Stock Option Plan") and the 1990 Foothill Performance and Equity Incentive Plan (the "1990 Incentive Plan") will immediately vest and become exercisable following stockholder approval of the Merger Agreement and the
  Merger.   Each option not exercised in full prior to the Effective Date shall terminate and, in exchange for the consent of each holder thereof to such termination, will be converted into and exchanged for that number of shares of Norwest Common Stock determined by (A) dividing (1) the aggregate "Fair Market Value" of the option shares less the aggregate exercise price of the option by
  (2) the Fair Market Value of one share of Foothill Common Stock, and then (B) multiplying the result by 0.92. "Fair Market Value" for purposes of the foregoing formula means the per share price of Foothill Common Stock as reported on the NYSE Composite Tape for the trading date immediately preceding the closing date of the Merger. It is a condition precedent to Norwest's obligation to effect the Merger that all holders of unexercised options under the above option plans shall have consented to the termination of such options. See "THE MERGER--Conditions to Consummation of the Merger--General."

       Assuming 15,661,490 shares of Norwest Common Stock are issued as a result of the Merger (including shares of Norwest Common Stock issuable in connection with the exercise of all outstanding options to purchase Foothill Common Stock but excluding, for purposes of computing such assumed number, any shares of Foothill Common Stock held by Norwest) and further assuming that Norwest had not issued any additional shares of Norwest Common Stock subsequent to June 30, 1995, Foothill stockholders would own an aggregate of 4.6% of the total outstanding shares of Norwest Common Stock after the Merger.

       DIVIDENDS

       Each of Norwest and Foothill expects to continue to declare until the Effective Date their respective regularly scheduled dividends; provided, however, that dividends otherwise permitted to be paid by Foothill may not be declared and paid in any particular quarter if the Effective Date occurs in such quarter and former Foothill stockholders would become stockholders of Norwest for the purpose of qualifying for the quarterly Norwest dividend payable to stockholders of Norwest Common Stock for such quarter. See "THE MERGER--Business Pending the Merger."

  RECOMMENDATION OF THE BOARD OF DIRECTORS OF FOOTHILL

       The Foothill Board believes that the terms of the Merger are fair to and in the best interests of the Foothill stockholders and have unanimously approved the Merger Agreement and the related transactions. The Foothill Board unanimously recommends that its stockholders approve and adopt the Merger Agreement. See "THE MERGER--Background of the Merger" and "-- Recommendation of the Board of Directors of Foothill; Reasons for the Merger." For information on the interests of certain officers and directors of Foothill in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

  OPINION OF FOOTHILL'S FINANCIAL ADVISOR

       The Chicago Corporation has delivered its written opinion to the Foothill Board that, as of May 15, 1995, August 17, 1995, and September __, 1995, the consideration to be received by the Foothill stockholders was fair, from a financial point of view, to the Foothill stockholders. The opinion of The Chicago Corporation is attached as Appendix C to this Proxy Statement-Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. For additional information, see "THE MERGER--Opinion of Foothill's Financial Advisor."

  CERTAIN CONSIDERATIONS

       In deciding whether to approve and adopt the Merger Agreement, stockholders of Foothill should carefully evaluate the matters set forth under "THE MERGER--Certain Considerations." Stockholders of Foothill should consider the following factors: (i) the relative stock prices of Norwest Common Stock and Foothill Common Stock at the Effective Date may vary significantly from the prices as of the date of execution of the Merger Agreement or the date of this Proxy Statement-Prospectus or the date on which stockholders vote on the Merger; and (ii) the Exchange Ratios are fixed and will not be adjusted based on changes in the relative stock prices of Norwest Common Stock and Foothill Common Stock. See "THE MERGER--Certain Considerations."

  EFFECTIVE DATE AND TIME OF THE MERGER

      Subject to the terms and conditions of the Merger Agreement, the Merger will be effective on the date on which a Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Date") at 11:59 p.m., Delaware time (the "Effective Time"). Such filing will be made ten business days following the satisfaction or waiver of all conditions set forth in the Merger Agreement or on such other date upon which the parties may agree. The closing of the Merger will occur on the Effective Date (the "Closing Date"). See "THE MERGER--Effective Date and Time of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination."

  SURRENDER OF STOCK CERTIFICATES

       As soon as practicable after the Effective Date, Norwest Bank Minnesota, National Association, in its capacity as exchange agent for the Merger, will send a transmittal letter to each Foothill stockholder. The transmittal letter will contain instructions with respect to the surrender of certificates representing Foothill Capital Stock to be exchanged for Norwest Common Stock. See "THE MERGER--Surrender of Stock Certificates."

  CONDITIONS AND TERMINATION

       The obligations of Norwest and Foothill to consummate the Merger are subject to various conditions, including, but not limited to: (i) obtaining requisite stockholder and governmental approvals; (ii) the absence of any preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger; (iii) approval for listing on the NYSE of the Norwest Common Stock to be issued in connection with the Merger; (iv) receipt of an opinion of counsel at the closing of the Merger in respect of certain federal income tax consequences of the Merger;
  (v) receipt of accountants' letters to the effect that the Merger qualifies for "pooling of interests" accounting treatment; and (vi) receipt of all necessary consents of the general and limited partners of the Partnerships. See "THE MERGER--Conditions to Consummation of the Merger."

      The Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Foothill, (i) by mutual consent of the Boards of Directors of Norwest and Foothill; (ii) by either Norwest or Foothill if the Merger shall not have been consummated on or before March 31, 1996; (iii) by Norwest or Foothill if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the Merger; or (iv) by Norwest, if the Foothill Board withdraws, modifies, or amends its recommendation of the Merger. See "THE MERGER--Waiver, Amendment, and Termination."

  REGULATORY APPROVALS

       The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). An application for approval of the Merger was submitted to the Federal Reserve Board on August 11, 1995. See "THE MERGER--Regulatory Approvals."

  NO SOLICITATION

       Foothill, subject to certain exceptions, has agreed not to solicit, initiate, or encourage any persons concerning certain transactions with Foothill involving the acquisition of its common stock or assets. In the event Foothill receives a proposal concerning such a transaction, the Foothill Board is not prevented, pursuant to its fiduciary duties with the advice of counsel, from approving such proposal or recommending such transaction to Foothill stockholders and, in such case, the Foothill Board may amend, withhold, or withdraw its recommendation of the Merger, which action may result in the exercisability of the stock option granted to Norwest under the Stock Option Agreement described below. See "THE MERGER--No Solicitation."

  ACCOUNTING TREATMENT

       It is anticipated that the Merger will be accounted for as a "pooling of interests" by Norwest under generally accepted accounting principles. The Merger Agreement provides that a condition to consummation of the Merger is the receipt of letters from both KPMG Peat Marwick LLP, Norwest's independent auditors, and Ernst & Young LLP, Foothill's independent auditors, to the effect that the Merger qualifies for pooling of interests accounting treatment. See "THE MERGER--Conditions to Consummation of the Merger" and "--Accounting Treatment."

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

       Following the Merger, Norwest intends to operate Foothill as a separate finance company in accordance with Foothill's existing business. Management of Foothill prior to the Merger will continue as management of Foothill after the Merger. Management of Foothill does not expect any material change in the nature of Foothill's business or credit philosophy. See "THE MERGER-- Management and Operations After the Merger."

  CERTAIN TRANSACTIONS

       Norwest and Foothill have entered into a letter agreement dated May 15, 1995, pursuant to which, among other matters, Foothill has agreed to use its best efforts to renegotiate and amend the terms of certain covenants relating to certain senior debt. If Foothill is unable to renegotiate such covenants, Norwest has agreed that Foothill may incur additional subordinated indebtedness from existing or new lenders in order to enable it to comply with these covenants, provided that it gives Norwest notice of such proposed financing and allows Norwest an opportunity to provide financing on the same or better terms. Norwest has agreed, pursuant to the letter agreement, to provide such financing by purchasing $15 billion of Foothill's senior subordinated notes pursuant to a note agreement to be negotiated by the parties. It is anticipated that the subordinated notes will bear interest at a fixed rate equal to 1.50% in excess of the current yield on U.S. Treasury Notes with an assumed maturity of 6 1/4 years and will mature on December 1, 2023. Norwest's purchase of such subordinated notes will also be considered as having satisfied $15 million of Norwest's obligation to provide $25 million of subordinated debt financing in the event of the Merger Agreement is terminated under certain circumstances. See "THE MERGER--Waiver, Amendment, and Termination."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

       In considering the recommendation of the Foothill Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of Foothill management and the Foothill Board have interests arising from, among other things, certain employee benefit and bonus plans, indemnification and insurance arrangements, and other matters which Norwest will assume or has agreed to provide after the Merger, including executive termination agreements and employment agreements consistent with similar agreements between Norwest and certain members of its senior management. See "THE MERGER--Interests of Certain Persons in the Merger."

  APPRAISAL RIGHTS

       Under Delaware law holders of Foothill Capital Stock are not entitled to any appraisal rights with respect to the Merger. See "THE MERGER--Rights of Dissenting Foothill Stockholders."

  STOCK OPTION AGREEMENT BETWEEN NORWEST AND FOOTHILL

       As a condition to entering into the Merger Agreement, Norwest required Foothill to enter into the Stock Option Agreement, dated as of May 15, 1995, between Foothill and Norwest (the"Stock Option Agreement"), pursuant to which Foothill issued to Norwest an option to purchase up to 4,156,641 shares of Foothill Common Stock (equal to 18.89% of the issued and outstanding shares of Foothill Common Stock as of May 15, 1995) at a price of $23.375 per share under certain specified conditions. The option may be exercised only upon the occurrence of certain events, which generally relate to (i) an acquisition of control of, or a significant equity interest in or significant assets of, Foothill by a third party, or certain proposals or offers with respect thereto; or (ii) the withdrawal or material modification of the recommendation of the Foothill Board with respect to the Merger. None of such events has occurred as of the date of this Proxy Statement-Prospectus. Certain aspects of the Stock Option Agreement could have the effect of discouraging a third party from pursuing an acquisition transaction involving Foothill, even if such third party was prepared to pay a higher price per share of Foothill Common Stock and Foothill Preferred than provided for in the Merger Agreement. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus. See "THE MERGER--Stock Option Agreement Between Norwest and Foothill."

  CERTAIN FEDERAL INCOME TAX MATTERS

       Except as more fully described in this Proxy Statement-Prospectus, no gain or loss will be recognized by Foothill stockholders except with respect to cash received in lieu of fractional shares and no gain or loss will be recognized by Norwest, Foothill, or the wholly-owned subsidiary of Norwest to be formed in connection with the Merger. Consummation of the Merger is conditioned upon the delivery of an opinion of counsel dated as of the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. However, the Federal income tax considerations related to the Merger may be different to particular types of Foothill stockholders, or in light of Foothill stockholders' personal investment circumstances. Accordingly, stockholders are urged to consult their own tax advisors in determining the tax considerations that may be relevant to them in connection with the Merger under Federal, state, local and any other applicable tax laws. See "THE MERGER--Certain U.S. Federal Income Tax Matters."

  MARKET INFORMATION

       On May 15, 1995, the last trading day preceding public announcement of the Merger the closing prices of Norwest Common Stock and of Foothill Common Stock as reported on the NYSE Composite Tape were $28.125 per share and $23.875 per share (equivalent to $25.875 per share of Foothill Common Stock, giving effect to the Common Stock Exchange Ratio), respectively. The public announcement of the Merger Agreement occurred after the close of trading on that date. On September , the closing prices of Norwest Common Stock and of
  Foothill Common Stock as reported on the NYSE Composite Tape were $      per
  share and $      per share (equivalent to $      per share of Foothill Common
  Stock, giving effect to the Common Stock Exchange Ratio), respectively. Foothill stockholders are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date, which may be a period of several weeks or more. As a result, the market value per share of the Norwest Common Stock that Foothill stockholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Date. See "COMPARATIVE PER SHARE PRICES AND DIVIDENDS."

  CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

       Upon consummation of the Merger, stockholders of Foothill will become stockholders of Norwest. As a result, such stockholders' rights will change to some extent. See "THE MERGER--Certain Differences in Rights of Stockholders."

  COMPARATIVE PER COMMON SHARE DATA

       The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Foothill Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the Merger and the related effects on the historical financial statements of Norwest, see "THE MERGER--Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest and Foothill, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus, and should be read in conjunction with such historical financial statements and related notes. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                       COMPARATIVE PER COMMON SHARE DATA

                           Norwest Common Stock   Foothill Common Stock
                           ---------------------  ----------------------
                                       Pro Forma              Pro Forma
                           Historical  Combined   Historical  Equivalent
                           ----------  ---------  ----------  ----------
BOOK VALUE (1):
  June 30, 1995              $12.91      12.87       11.22       11.84
  December 31, 1994           10.79      10.79       10.32        9.93

DIVIDENDS DECLARED (2):
  Six Months Ended
    June 30, 1995              0.420      0.420       0.160       0.386
  Year Ended
    December 31, 1994          0.765      0.765       0.220       0.704
    December 31, 1993          0.640      0.640       0.140       0.589
    December 31, 1992          0.540      0.540          --       0.497

NET INCOME (3):
  Six Months Ended
    June 30, 1995              1.32       1.30        1.02        1.20
  Year Ended
    December 31, 1994          2.41       2.39        1.77        2.20
    December 31, 1993          1.86       1.83        1.20        1.68
    December 31, 1992          1.19       1.17        0.81        1.08

(1) The pro forma combined book value per share of Norwest Common Stock is based upon the historical total combined common stockholders' equity for Norwest and Foothill divided by total pro forma common shares of the combined entities assuming exchange of the outstanding Foothill Common Stock at the Common Stock Exchange Ratio of 0.92 shares of Norwest Common Stock for each share of Foothill Common Stock. The data presented assumes the conversion of the Foothill Preferred at the stated conversion price of 6.66666 shares of common stock for each share of preferred stock and the exercise of all stock options, and excludes any shares of Foothill Common Stock held by Norwest. The aggregate number of shares of Norwest Common Stock assumed to be issued in the Merger is 15,661,490. See "THE MERGER--Terms of the Merger." The pro forma equivalent book value per share of Foothill represents the pro forma combined amount multiplied by the Common Stock Exchange Ratio.

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Foothill Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the Common Stock Exchange Ratio.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and Foothill divided by the average pro forma common shares of the combined entities. The historical net income per share of Foothill Common Stock is based on fully diluted income from continuing operations, before discontinued operations and extraordinary items. The pro forma equivalent net income per share of Foothill Common Stock represents the pro forma combined net income per share multiplied by the Common Stock Exchange Ratio.

SELECTED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial information for Norwest and certain selected historical financial information for Foothill. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1994, are derived from audited consolidated financial statements of Norwest and from audited financial statements of Foothill for the periods shown. The selected financial data for the six-month periods ended June 30, 1995 and 1994, are derived from the unaudited historical financial statements of Norwest and Foothill. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest and Foothill, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the six months ended June 30, 1995, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest and Foothill and the related notes thereto, included in documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                     SELECTED CONSOLIDATED FINANCIAL DATA

                     NORWEST CORPORATION AND SUBSIDIARIES

                                                SIX MONTHS ENDED
                                                     JUNE 30                    YEAR ENDED DECEMBER 31
                                               -------------------  ------------------------------------------------
                                                 1995       1994      1994     1993(1)   1992(2)    1991    1990(3)
                                               ---------  --------  --------  --------  --------  --------  --------
                                                              (In millions except per share amounts)

INCOME STATEMENT DATA
- ---------------------
  Interest income                              $ 2,677.1   2,066.6   4,393.7   3,946.3   3,806.4   4,025.9   3,885.8
  Interest expense                               1,135.2     719.4   1,590.1   1,442.9   1,610.6   2,150.3   2,320.1
                                               ---------  --------  --------  --------  --------  --------  --------
    Net interest income                          1,541.9   1,347.2   2,803.6   2,503.4   2,195.8   1,875.6   1,565.7
  Provision for credit losses                      130.0      60.0     164.9     158.2     270.8     406.4     433.0
  Non-interest income                              847.9     821.0   1,638.3   1,585.0   1,273.7   1,064.0     896.3
  Non-interest expenses                          1,586.9   1,528.1   3,096.4   3,050.4   2,553.1   2,041.5   1,744.5
                                               ---------  --------  --------  --------  --------  --------  --------
    Income before income taxes                     672.9     580.1   1,180.6     879.8     645.6     491.7     284.5
  Income tax expense                               221.8     187.6     380.2     266.7     175.6      73.4     115.1
                                               ---------  --------  --------  --------  --------  --------  --------
  Income before cumulative effect
    of a change in accounting method               451.1     392.5     800.4     613.1     470.0     418.3     169.4
  Cumulative effect on years prior
    to 1992 of change in accounting method            --        --        --        --     (76.0)       --        --
                                               ---------  --------  --------  --------  --------  --------  --------
    Net income                                 $   451.1     392.5     800.4     613.1     394.0     418.3     169.4
                                               =========  ========  ========  ========  ========  ========  ========


PER COMMON SHARE DATA
- ---------------------
  Net income per share:
    Primary:
      Before cumulative effect of a
        change in accounting method            $    1.34      1.20      2.45      1.89      1.44      1.33      0.59
      Cumulative effect on years prior
        to 1992 of change in accounting method        --        --        --        --     (0.25)       --        --
                                               ---------  --------  --------  --------  --------  --------  --------
          Net income                           $    1.34      1.20      2.45      1.89      1.19      1.33      0.59
                                               =========  ========  ========  ========  ========  ========  ========

  Fully diluted:
    Before cumulative effect of a
      change in accounting method              $    1.32      1.18      2.41      1.86      1.42      1.32      0.59
    Cumulative effect on years prior
      to 1992 of change in accounting method          --        --        --        --     (0.23)       --        --
                                               ---------  --------  --------  --------  --------  --------  --------
          Net income                           $    1.32      1.18      2.41      1.86      1.19      1.32      0.59
                                               =========  ========  ========  ========  ========  ========  ========

  Dividends declared per common share          $   0.420     0.370     0.765     0.640     0.540     0.470     0.423


BALANCE SHEET DATA
- ------------------
  At period end:
    Total assets                               $66,623.0  55,756.8  59,315.9  54,665.0  50,037.0  45,974.5  43,523.0
    Long-term debt                              12,382.1   7,255.2   9,186.3   6,850.9   4,553.2   3,686.6   3,066.0
    Total stockholders' equity                   4,726.0   3,836.6   3,846.4   3,760.9   3,371.8   3,192.3   2,434.0


(1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

(3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of an examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                            THE FOOTHILL GROUP, INC.

                                                   SIX MONTHS ENDED
                                                       JUNE 30              YEAR ENDED DECEMBER 31
                                                    --------------   -------------------------------------
                                                     1995    1994    1994    1993    1992     1991    1990
                                                     ----    ----    ----    ----    ----     ----    ----
                                                             (In millions except per share amounts)

INCOME STATEMENT DATA
- ---------------------
 Interest income                                   $ 59.0     37.0   87.1   65.1     55.0     56.8    63.5
 Interest expense                                    21.9     11.1   28.5   21.0     24.3     34.5    39.0
                                                   ------    -----  -----  -----    -----    -----   -----
   Net interest income                               37.1     25.9   58.6   44.1     30.7     22.3    24.5
 Provision for credit losses                          9.8      4.9    9.7   12.8      8.7      7.3     3.4
 Non-interest income (loss)                          16.7     23.3   30.4   24.3     14.9      8.9    (5.1)
 Non-interest expenses                               12.6     12.7   24.8   19.7     16.2     13.7    12.6
                                                   ------    -----  -----  -----    -----    -----   -----
   Income before income taxes                        31.4     31.6   54.5   35.9     20.7     10.2     3.4
 Income tax expense                                  13.5     13.6   23.4   15.1      8.6      4.5     0.4
                                                   ------    -----  -----  -----    -----    -----   -----
 Income from continuing operations                   17.9     18.0   31.1   20.8     12.1      5.7     3.0
 Income (loss) from discontinued operations            --       --     --   (1.6)     0.6      0.4    (5.2)
                                                   ------    -----  -----  -----    -----    -----   -----
 Income (loss) before extraordinary items            17.9     18.0   31.1   19.2     12.7      6.1    (2.2)
 Extraordinary items                                   --       --     --   (0.5)    (0.6)     0.2     0.5
                                                   ------    -----  -----  -----    -----    -----   -----
     Net income                                    $ 17.9     18.0   31.1   18.7     12.1      6.3    (1.7)
                                                   ======    =====  =====  =====    =====    =====   =====


PER COMMON SHARE DATA
- ---------------------
 Net income per share:
  Primary:
  Income from continuing operations                $ 1.05     1.06   1.83   1.23     0.89     0.55    0.30
  Income (loss) from discontinued operations (1)       --       --     --  (0.09)    0.04     0.04   (0.54)
  Extraordinary items (2)                              --       --     --  (0.03)   (0.04)    0.02    0.06
                                                   ------    -----  -----  -----    -----    -----   -----
     Net income                                    $ 1.05     1.06   1.83   1.11     0.89     0.61   (0.18)
                                                   ======    =====  =====  =====    =====    =====   =====

  Fully diluted:
  Income from continuing operations                $ 1.02     1.02   1.77   1.20     0.81     0.52    0.30
  Income (loss) from discontinued operations           --       --     --  (0.09)    0.04     0.03   (0.54)
  Extraordinary items                                  --       --     --  (0.03)   (0.03)    0.02    0.06
                                                   ------    -----  -----  -----    -----    -----   -----
     Net income                                    $ 1.02     1.02   1.77   1.08     0.82     0.57   (0.18)
                                                   ======    =====  =====  =====    =====    =====   =====

Dividends declared per common share                $ 0.16     0.11   0.22   0.14       --       --    0.21


BALANCE SHEET DATA
- ------------------
 At period end:
  Total assets                                     $970.0    665.0  738.2  606.5    474.4    440.9   450.9
  Long-term debt                                    322.0    278.1  319.4  291.1    265.5    208.1   213.5
  Total stockholders' equity                        190.4    167.3  172.4  152.1    129.0     74.5    63.3


  (1) Effective December 23, 1993, Foothill completed the spin-off of a wholly-owned subsidiary, Foothill Thrift and Loan, to the stockholders of Foothill.

  (2) The extraordinary items in fiscal years 1993, 1992, and 1990 relate to the prepayment of certain senior and subordinated debt. The extraordinary item in 1991 represents a state tax benefit resulting from recognition of a net operating loss carry forward generated in 1990.

                              MEETING INFORMATION

  GENERAL

       This Proxy Statement-Prospectus is being furnished to holders of Foothill Capital Stock in connection with the solicitation of proxies by the Foothill Board for use at the Special Meeting, to be held on Tuesday, October 10, 1995, and any adjournments or postponements thereof, to consider and take action upon a proposal to approve the Merger Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of Foothill Capital Stock is accompanied by a form of proxy for use at the Special Meeting.

       This Proxy Statement-Prospectus is also being furnished by Norwest to the stockholders of Foothill as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger.

       This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy for Foothill stockholders enclosed herewith are first being mailed to stockholders of Foothill on or about September __, 1995.

  DATE, PLACE, AND TIME

       The Special Meeting will be held at the Peninsula Hotel, 9882 Little Santa Monica Boulevard, Beverly Hills, California, on Tuesday, October 10, 1995, at 10:00 a.m., local time.

  RECORD DATE; VOTE REQUIRED

       The Foothill Board has fixed the close of business on September 1, 1995, as the record date for the determination of stockholders of Foothill entitled to receive notice of and to vote at the Special Meeting. On the record date there were 16,708,958 shares of Foothill Common Stock and 100,000 shares of Foothill Preferred outstanding and entitled to vote at the Special Meeting. Each share of Foothill Common Stock is entitled to one vote, and each share of Foothill Preferred is entitled to 6.66666 votes. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Foothill Common Stock and of Foothill Preferred entitled to vote thereon, voting together as a single class. The Merger cannot be consummated without the requisite approval of the Merger Agreement by the stockholders of Foothill.

       As of the record date for the Special Meeting, directors and officers of Foothill and their affiliates owned beneficially an aggregate of 2,656,021 shares, or approximately 15.1%, of the Foothill Common Stock and 100% of the shares of Foothill Preferred outstanding on that date. Information regarding the shares of Foothill Capital Stock beneficially owned, directly or indirectly, by certain stockholders, by each director and executive officer of Foothill, and by all directors and officers as a group is set forth in the table under the heading "Principal Stockholders and Security Ownership of Management of Foothill" below. The directors and executive officers of Foothill have entered into agreements with Norwest to vote all the shares of Foothill Common Stock over which they have sole voting authority in favor of approval of the Merger Agreement. The record holder of the outstanding Foothill Preferred has entered into a similar agreement with respect to all of the outstanding shares of Foothill Preferred.

       At the record date, directors and executive officers of Norwest did not own beneficially any shares of Foothill Capital Stock.

  PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF FOOTHILL

      The following table indicates the number of shares of Foothill Common Stock and Foothill Preferred owned beneficially as of July 31, 1995, by (i) each person known to Foothill to own more than 5% of the Foothill's outstanding Common Stock or Preferred, (ii) directors of Foothill and (iii) all executive officers and directors as a group.

                     Name and Address of                     Amount             Percent
   Title of Class     Beneficial Owner               Beneficially Owned (1)    of Class
   --------------    -------------------             ----------------------    --------
 COMMON STOCK
                     John F. Nickoll                      1,057,388 (2)          6.3%
                     The Foothill Group, Inc.
                     11111 Santa Monica Blvd.
                     Los Angeles, CA  90025

                     Don L. Gevirtz                         654,904 (3)          3.9%

                     Dr. Warren Bennis                        1,700               *

                     Arthur Malin, M.D.                      53,294 (4)           *

                     Steven L. Volla                            --                --

                     Joseph J. Finn-Egan                    666,666 (5)          3.9%

                     Jeffrey A. Lipkin                      666,666 (5)          3.9%

                     Peter E. Schwab                        109,665 (6)           *

                     David C. Hilton                         91,118 (7)           *

                     Henry K. Jordan                         21,286 (8)           *

                     All Executive Officers               2,656,021 (5)(9)      14.9%
                     and Directors as a
                     Group (10 individuals)
 PREFERRED
                     Recovery Equity                        100,000 (5)          100%
                       Investors, L.P.
                     901 Mariners Island Blvd.
                     Suite 465
                     San Mateo, CA  94404

                     Joseph J. Finn-Egan                    100,000 (5)          100%
                     Jeffrey A. Lipkin                      100,000 (5)          100%

- ---------------------
  *   Less than 1%

  (1) Except as indicated in other notes to this table, each stockholder listed has sole voting and dispositive power with respect to the shares beneficially owned, subject to any limitations on such power arising under community property and similar laws.

  (2) Includes 10,370 shares owned by Mr. Nickoll's wife and children and 38,334 shares acquirable within 60 days after July 31, 1995, through exercise of employee stock options. Of the 1,057,388 shares, Mr. Nickoll has sole voting and dispositive power with respect to 1,027,018 shares and shared voting and dispositive power with respect to 30,370 shares.

  (3) Includes 299,388 shares owned by MDG Corporation, a corporation wholly owned by Mr. Gevirtz and his wife, and 70,434 shares acquirable within 60 days after July 31, 1995, through exercise of employee stock options.

  (4) Includes 2,910 shares held by a pension plan for the benefit of Dr. Malin.

  (5) Recovery Equity Investors, L.P. ("Recovery Investors") is a Delaware limited partnership whose general partner is Recovery Equity Partners, L.P., a Delaware limited partnership ("Recovery Partners"). Messrs. Finn-Egan and Lipkin are general partners of Recovery Partners. As reported in the Schedule 13D filed by Recovery Investors, Recovery Partners, and Messrs. Finn-Egan and Lipkin with the Commission on July 5, 1991, Recovery Investors has claimed sole voting and dispositive power and full beneficial ownership with respect to all such shares. The Schedule 13D also states that Recovery Partners and Messrs. Finn-Egan and Lipkin may be deemed to possess voting and dispositive power and full beneficial ownership with respect to all such shares under the definition of "beneficial owner" provided in Rule 13d-3 promulgated under the Exchange Act. Each share of Foothill Preferred is currently convertible into
      6.66666 shares of Foothill Common Stock.

  (6) Includes 34,260 shares acquirable within 60 days after July 31, 1995, through the exercise of employee stock options.

  (7) Includes 26,050 shares acquirable within 60 days after July 31, 1995, through the exercise of employee stock options.

  (8) Includes 10,000 shares acquirable within 60 days after July 31, 1995, through the exercise of employee stock options.

  (9) Includes 179,078 shares acquirable within 60 days after July 31, 1995, through exercise of employee stock options.

  VOTING AND REVOCATION OF PROXIES

       Shares of Foothill Common Stock or Foothill Preferred represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Foothill Capital Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of Foothill prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

       A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The proposal to adopt the Merger Agreement must be approved by the holders of a majority of the outstanding Foothill Common Stock and Foothill Preferred, voting together as a single class. Because this proposal requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

       The Foothill Board is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

  SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers, and employees of Foothill may solicit proxies from the stockholders of Foothill, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, Foothill has engaged Corporate Investor Communications, Inc. ("CIC") to assist in distributing proxy materials and contacting record and beneficial owners of Foothill Capital Stock. Foothill has agreed to pay CIC approximately $6,000, plus out-of-pocket expenses, for services CIC will render on behalf of Foothill. Foothill will bear its own expenses in connection with the solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF FOOTHILL. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO FOOTHILL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                   THE MERGER

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

  TERMS OF THE MERGER

       The Merger Agreement provides that the Merger will be consummated if the approval of the Foothill stockholders required therefor is obtained and all other conditions to the Merger are satisfied or waived. At the Effective Time, a wholly owned subsidiary of Norwest ("Merger Co.") will be merged with and into Foothill, and Foothill will become a wholly-owned subsidiary of Norwest.

       At the Effective Time, each outstanding share of Foothill Common Stock (other than shares owned by Norwest or its subsidiaries, all of which will be canceled) will be automatically converted (subject to provisions with respect to fractional shares) into the right to receive 0.92 shares of Norwest Common Stock, and each outstanding share of Foothill Preferred will be automatically converted into the right to receive 6.1333272 shares of Norwest Common Stock.

       At the Effective Time, each outstanding stock option issued pursuant to the 1978 Stock Option Plan and the 1990 Incentive Plan (the "Foothill Options") will terminate and, in exchange for each option holder's consent to such termination, will be converted into and exchanged for a number of shares of Norwest Common Stock determined as follows: (i) by dividing (x) the aggregate Fair Market Value of the shares underlying the Foothill Options less the aggregate exercise price thereof by (y) the Fair Market Value of one share of Foothill Common Stock, and then (ii) multiplying the quotient thereof by
  0.92. "Fair Market Value" means the per share price of Foothill Common Stock as reported on the consolidated tape of the NYSE for the trading day immediately preceding the closing date for the Merger. It is a condition precedent to Norwest's obligation to effect the Merger that all holders of outstanding options under the 1978 Stock Option Plan and the 1990 Incentive Plan shall have consented to the termination of such options. See "Conditions to Consummation of the Merger--General."

       The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Date, which may be a period of several weeks. As a result, the market value of the Norwest Common Stock that stockholders of Foothill ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus.

       The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, or if a stock dividend thereon is declared with a record date within the same period, the Exchange Ratios will be adjusted accordingly.

       No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of Foothill Capital Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the Foothill stockholder would otherwise be entitled multiplied by the average of the closing prices of a share of Norwest Common Stock on the NYSE for each of the five trading days immediately preceding the day on which the Special Meeting will be held.

       Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Date will remain issued and outstanding.

       Based upon the capitalization of Norwest and Foothill as of June 30, 1995, the stockholders of Foothill will own approximately 4.6% of the outstanding Norwest Common Stock following consummation of the Merger (assuming all Foothill Options are exercised for Norwest Common Stock).

  BACKGROUND OF THE MERGER

       Norwest first approached senior executives of Foothill in January 1995 to express an interest in discussing a possible business combination with Foothill. General discussions regarding the possibility of a strategic merger and the terms on which they might merge continued through February and March. The Foothill Board were informed of discussions with Norwest at their meeting on February 14, 1995. In April Norwest's management and legal counsel commenced a due diligence review of the Foothill business. Further discussions were held on May 3, 1995. Shortly thereafter representatives of Foothill and Norwest and their legal advisers began to negotiate and draft terms of a possible stock-for-stock merger. On May 9, 1995 a telephonic meeting of the Foothill Board was held to discuss the progress of the negotiations and the preliminary terms for a merger with Norwest.

       On May 15, 1995 the Foothill Board met to consider and approve the Merger Agreement. The Foothill Board determined that the Merger Agreement and Stock Option Agreement and the transactions contemplated by those agreements were in the best interests of the stockholders of Foothill and unanimously approved those agreements and transactions. At their meeting, the Board of Directors received an oral opinion from The Chicago Corporation to the effect that the terms of the merger were fair to the Foothill stockholders from a financial point of view. Subsequently, on May 15, 1995, Foothill and Norwest entered into the Merger Agreement and the Stock Option Agreement.

  RECOMMENDATION OF THE BOARD OF DIRECTORS OF FOOTHILL; REASONS FOR THE MERGER

       The Foothill Board has approved unanimously the Merger Agreement, has determined unanimously that the Merger is advisable, fair, and in the best interests of Foothill and its stockholders, and unanimously recommends that holders of shares of Foothill Common Stock and Foothill Preferred vote FOR approval and adoption of the Merger Agreement.

       In reaching its decision to approve the Merger Agreement and to recommend that Foothill stockholders vote to approve the Merger Agreement, the Foothill Board considered, among other things, the following factors: (i) its knowledge of the business, operations, properties, assets, financial condition, and operating results of Foothill, (ii) judgments as to Foothill's future prospects; (iii) presentations by Foothill's management and by The Chicago Corporation, Foothill's financial advisor, with respect to Foothill and Norwest; (iv) the opinion of The Chicago Corporation as to the fairness of the consideration to be received by stockholders of Foothill in the Merger (see "Opinion of Foothill's Financial Advisor"); (v) the terms of the Merger Agreement, which were the product of extensive arms' length negotiations; (vi) the historical trading prices and dividend rates for Foothill Common Stock; and
  (viii) the opportunity for Foothill stockholders to participate, as holders of Norwest Common Stock, in a larger, more diversified company, and to do so by means of a transaction which is designed to be tax-free to Foothill's stockholders (other than in respect of cash received in lieu of fractional shares). In view of the wide variety of factors considered by the Foothill Board, the Board did not find it practical to, and did not, qualify or otherwise assign relative weights to the specific factors considered.

       In reaching the conclusion that the holders of Foothill Capital Stock will receive fair value in the Merger, in shares of Norwest Common Stock, the Foothill Board considered the financial analyses described under "Opinion of Foothill's Financial Advisor," its knowledge of Foothill's businesses, and discussions with Foothill's management of their views concerning the businesses, financial condition, and prospects of Norwest. The analyses and opinion of Foothill's financial advisor were important elements of the Foothill Board's evaluation of the financial terms of the proposed transaction and its conclusion that those terms are fair to Foothill stockholders. The Foothill Board, with the assistance of Foothill's financial advisor, also considered recent and current market prices of the Norwest Common Stock, on which the Exchange Ratios for the Merger were based, and concluded that Norwest Common Stock was trading in a reasonable range prior to announcement of the transaction. The Foothill Board additionally considered that the Merger would be tax-free to Foothill stockholders for federal income tax purposes.

       The Foothill Board took account of the terms and conditions of the Merger Agreement and the Stock Option Agreement, as well as its belief that the interests of Foothill's customers and employees will be well served after the consummation of the Merger because it is intended that Foothill will operate as a separate business unit with Foothill management and that it will maintain its current credit philosophy without significant changes in its nature and conduct of its business.

       Foothill did not receive any other substantive proposals other than the proposal submitted by Norwest and, therefore, the decision of whether or not Foothill should enter into the Merger Agreement and the related transactions was the only substantive matter before the Foothill Board at the meetings described in "Background of the Merger."

       The foregoing discussion of the information and factors considered and given weight by the Foothill Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Foothill Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Foothill Board may have given different weights to different factors. For a discussion of the interests of certain members of Foothill's management and the Foothill Board in the Merger, see "Interests of Certain Persons in the Merger."

       THE FOOTHILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF FOOTHILL COMMON STOCK AND FOOTHILL PREFERRED VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  OPINION OF FOOTHILL'S FINANCIAL ADVISOR

       The Chicago Corporation has delivered a written opinion to the Foothill Board that, as of May 15, 1995, August 17, 1995, and September __, 1995, the consideration to be received by the Foothill stockholders in the Merger was fair, from a financial point of view, to the Foothill stockholders. No limitations were imposed by the Foothill Board upon The Chicago Corporation with respect to the investigations made or procedures followed by The Chicago Corporation in rendering its opinion.

       THE FULL TEXT OF THE OPINION OF THE CHICAGO CORPORATION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT-PROSPECTUS. FOOTHILL STOCKHOLDERS ARE URGED TO READ THIS OPINION IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, AND MATTERS CONSIDERED BY THE CHICAGO CORPORATION IN RENDERING SUCH OPINION. THE CHICAGO CORPORATION'S OPINION IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED BY FOOTHILL STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY FOOTHILL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF THE CHICAGO CORPORATION SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

       In rendering its opinion, The Chicago Corporation, among other things, reviewed the Merger Agreement and certain business and financial information relating to Foothill and its subsidiaries, including certain financial projections, estimates, and analyses provided to it by Foothill, and reviewed and discussed the businesses and prospects of Foothill and its subsidiaries with representatives of Foothill's management. The Chicago Corporation also considered certain financial and stock market data of Foothill and compared that information to similar data for other publicly-held companies in businesses similar to those of Foothill.

       In addition, The Chicago Corporation reviewed certain publicly available business and financial information relating to Norwest, as well as certain financial projections, estimates, and analyses provided to it by Norwest, and had discussions with certain representatives of management of Norwest. The Chicago Corporation also considered certain financial and stock market data of Norwest and compared that information to similar data for other publicly-held companies in businesses similar to that of Norwest.

       In arriving at its opinion, The Chicago Corporation did not independently verify any of the foregoing information and relied on its being complete and accurate in all material respects. The Chicago Corporation did not make an independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of Foothill or Norwest or any of their respective subsidiaries, nor was The Chicago Corporation furnished with any such evaluation or appraisal that has not been publicly disclosed. With respect to the financial projections, estimates, and analyses provided to The Chicago Corporation by Foothill and Norwest, The Chicago Corporation assumed, with Foothill's permission, that such information was reasonably prepared on bases reflecting the best currently available estimates, and judgment of management of Foothill and of Norwest and that such projections will be realized in amounts and in the time periods currently estimated by such managements. The Chicago Corporation's opinion is based on economic, monetary, and market conditions existing on the dates thereof.

       The Chicago Corporation considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Foothill and Norwest, including interest income, interest expense, net interest income, net interest margin, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on stockholders' equity, the amount and type of non-performing assets, the reserve for loan losses, and capitalization, all as set forth in the financial statements for Foothill and Norwest; (ii) the assets and liabilities of Foothill and Norwest, including the loan and investment portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; (iii) certain pro forma combined financial information of Foothill and Norwest; (iv) historical and current market data for Foothill Common Stock and Norwest Common Stock; and
  (v) the nature and terms of certain other comparable merger transactions involving finance companies. The Chicago Corporation also took into account its assessment of general economic, market, and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Chicago Corporation's opinion is necessarily based upon conditions as they currently exist and can be evaluated on the date of its opinion and the information made available to it through the date thereof.

       In rendering its opinion, The Chicago Corporation did not render any opinion as to the value of the Norwest Common Stock or make any recommendation to the stockholders of Foothill in respect of the advisability of disposing of or retaining shares of Norwest Common Stock received pursuant to the Merger. In addition, The Chicago Corporation was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Foothill.

       The Chicago Corporation is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of its business, The Chicago Corporation has traded debt and equity securities of Foothill and Norwest for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. The Chicago Corporation is also a dealer in Foothill's commercial paper.

       The Foothill Board selected The Chicago Corporation as its financial advisor because of its experience with transactions similar to the Merger and its familiarity with Foothill and its business.

       Pursuant to a letter agreement between Foothill and The Chicago Corporation, if the Merger is successfully consummated, Foothill will pay The Chicago Corporation a transaction fee of 0.50% of the Aggregate Value (as defined) of the transaction which amount includes $200,000 whether the Merger is completed or not and the balance payable upon consummation of the Merger. The Aggregate Value of the transaction is generally defined as the consideration paid per share of Foothill Common Stock times the total number of fully diluted shares of Foothill. Foothill has also agreed to reimburse The Chicago Corporation for its out-of-pocket expenses. Foothill has also agreed to indemnify The Chicago Corporation and its affiliates, their respective directors, officers, agents, and employees, and each person, if any, controlling The Chicago Corporation, or any of its affiliates against certain liabilities, including liabilities under federal securities laws, and expenses, related to The Chicago Corporation's engagement.

  CERTAIN CONSIDERATIONS

       In considering whether to approve the Merger Agreement and the transactions contemplated thereby, stockholders should consider the following factors: (i) the relative stock prices of Norwest Common Stock and Foothill Common Stock at the Effective Date may vary significantly from the prices as of the date of execution of the Merger Agreement or the date hereof or the date on which stockholders vote on the Merger due to changes in the business, operations, and prospects of Norwest or Foothill, market assessments of the likelihood that the Merger will be consummated and the timing thereof, the effect of any conditions or restrictions imposed on or proposed with respect to the combined companies by regulatory agencies in connection with or following consummation of the Merger, general market and economic conditions, and other factors; and (ii) the Exchange Ratios are fixed and will not be adjusted for changes in the relative prices of Norwest Common Stock and Foothill Common Stock.

  EFFECTIVE DATE AND TIME OF THE MERGER

       Subject to the terms and conditions of the Merger Agreement, the Effective Date will be the date on which a Certificate of Merger is filed with the Secretary of State of the State of Delaware. The filing will be made within ten business days following the satisfaction or waiver of all conditions of the Merger Agreement or on such other date upon which the parties agree, and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The Effective Time will be 11:59 p.m., Delaware time, on the Effective Date. Norwest and Foothill anticipate that the closing will occur as soon as practicable following the Special Meeting. See "Terms of the Merger," "Conditions to the Merger," and "Regulatory Approvals."

  SURRENDER OF STOCK CERTIFICATES

       As soon as practicable after the Effective Time, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of Foothill Capital Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

       STOCKHOLDERS OF FOOTHILL SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

       Upon surrender to the Exchange Agent of one or more certificates for Foothill Capital Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

       All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time will be paid to the former stockholders of Foothill entitled to receive certificates for shares of Norwest Common Stock until such stockholders surrender their certificates representing shares of Foothill Capital Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO CONSUMMATION OF THE MERGER

       GENERAL

       Consummation of the Merger is subject to the satisfaction of certain conditions, most of which are customary in transactions such as the Merger. The obligation of Foothill to consummate the Merger is subject to the satisfaction of the following conditions (unless waived by Foothill): (i) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by a majority of the outstanding shares of Foothill Capital Stock; (ii) Norwest and Merger Co. shall have performed in all material respects all of its agreements contained in the Merger Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Norwest and Merger Co. contained in the Merger Agreement shall be true in all material respects, when made and as of the Effective Date except as contemplated or permitted by the Merger Agreement; (iii) Foothill shall have received the opinion of Buchalter, Nemer, Fields & Younger, a professional corporation, counsel to Foothill, to the effect that as of the closing date of the Merger, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
  Section 368(a) of the Code; (iv) Norwest shall have received all regulatory approvals for the Merger; (v) the absence of any order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; (vi) the authorization for listing on the NYSE and the CHX of the Norwest Common Stock; and (vii) Norwest shall have obtained any and all material permits, authorizations, consents, waivers and approvals.

       The obligations of Norwest to consummate the Merger are subject to the satisfaction of the following conditions (unless waived by Norwest): (i) Foothill shall have performed in all material respects all of its obligations contained in the Merger Agreement required to be performed by it prior to the Effective Date, and the representations and warranties of Foothill contained in the Merger Agreement shall be true in all material respects, when made and as of the closing date of the Merger except as contemplated or permitted by the Merger Agreement; (ii) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by a majority of the outstanding shares of Foothill Capital Stock, voting together as a single class; (iii) Norwest shall have received all regulatory approvals for the Merger and all waiting and appeal periods shall have expired; (iv) Foothill shall have obtained any and all material consents or waivers; (v) absence of any order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement shall be in effect; (vi) receipt of opinions from KPMG Peat

  Marwick, LLP and Ernst & Young LLP that the Merger will qualify as a "pooling of interests"; (vii) receipt of a letter from Foothill's Chief Executive Officer and Chief Financial Officer concerning the accuracy and completeness of Foothill's financial information presented or incorporated by reference into this Proxy Statement-Prospectus; (viii) absence of any environmental proceeding, claim, or action seeking to impose liability on Foothill or any of its subsidiaries relating to the release of hazardous substances; (ix) since March 31, 1995, absence of any material adverse change in the financial condition, results of operations or business of Foothill and its subsidiaries taken as a whole; (x) Foothill shall have terminated the 1978 Stock Option Plan and the 1990 Incentive Plan, and shall have obtained the consent of all holders of outstanding options thereunder to the termination of such options upon the Merger in exchange for shares of Norwest Common Stock computed based on the Common Stock Exchange Ratio; and shall have terminated the Directors Pension Plan, the Executive Supplement Retirement Plan, and the Stock Purchase Plan; (xi) the total number of shares of Foothill Common Stock outstanding (including all common share equivalents) shall not have exceeded 17,843,359; and (xii) certain persons shall have entered into employment and non-competition agreements with Norwest.

      CONSENT TO MERGER BY LIMITED PARTNERS OF CERTAIN PARTNERSHIPS

      Foothill is the corporate general partner of Foothill Partners, L.P. ("Partners I"), and Foothill Partners II, L.P. ("Partners II") (collectively, the "Partnerships"), limited partnerships formed under Delaware law in which institutional investors hold all the limited partnership interests. The primary businesses (and stated partnership purposes) of the Partnerships is to acquire debt at a discount from its stated principal amount. Such investments include both secured and unsecured debt in the form of bank loans, privately placed as well as publicly-traded debt instruments, including bonds, notes and debentures, and discounted receivables. The Partnerships' debt investments include those of companies that may be contemplating, involved in, or recently have completed, a negotiated restructuring of their outstanding debt or a reorganization under Chapter 11 of the Federal Bankruptcy Code. The Partnerships acquire such indebtedness by making direct loans to the borrowers, by acquiring the interest of the existing holders of such debt, or by participation in syndicates with other lenders, including banks and bank holding company affiliates.

      Foothill, as corporate general partner, is registered as an investment advisor under the Investment Advisors Act of 1940 and provides administrative and custodial services to the Partnerships for which it receives a management fee. Certain executive officers and employees of Foothill (the "Individual Affiliates") also act as the managing general partners of the Partnerships.

      It is a condition to the consummation of the Merger that Foothill have obtained all necessary consents to the Merger from the Partnerships and/or the limited partners of the Partnerships that may be required by the terms of the partnership agreements or by law. Under the partnership agreements, unless the consent of all of the managing general partners and of at least 66 2/3% in interest (based on capital subscriptions) of the limited partners to Norwest's acquisition of Foothill in the Merger and to the continued operation of the Partnerships under Foothill's management subsequent thereto is obtained, the change in control of Foothill as a result of the Merger could be deemed to constitute a transfer of Foothill's interest or the resignation or withdrawal of Foothill as corporate general partner of the Partnerships, or to entitle the remaining general and limited partners to remove Foothill as corporate general partner, or to cause the termination of the Partnerships. In addition, under the express terms of the Partners II Partnership Agreement, the Merger also constitutes a "Corporate Change in Control" of Foothill, which would entitle the managing general partners to remove Foothill as corporate general partner, unless the consent of all the managing general partners and those limited partners holding not less than 66 2/3% of the limited partnerships interests is obtained. Although Foothill intends to actively solicit and reasonably expects to obtain any necessary consents from the Partnerships and their general and limited partners, there can be no assurance that such consents will be received. The Merger may also constitute an effective amendment to the partnership agreements requiring similar consents of the partners. As a result, and notwithstanding any approval of the Merger by Foothill stockholders, failure to obtain the requisite partnership consents would entitle Norwest to terminate the Merger Agreement.

  REGULATORY APPROVALS

       The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which requires that the Federal Reserve Board approve the acquisition by a bank holding company of a company engaged in a business closely related to banking. Norwest filed with the Federal Reserve Board the required notification seeking approval on August 11, 1995. By letter dated August 16, 1995, the Federal Reserve Board informed Norwest that the filing was informationally complete and had been accepted for processing.

       The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

       Norwest and Foothill are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Effective Date and Time of the Merger," and "Waiver, Amendment, and Termination."

  BUSINESS PENDING THE MERGER

       By entering into the Merger Agreement, Foothill has agreed to maintain its corporate existence in good standing and to conduct its business in the ordinary and usual manner, including the extension of credit in accordance with existing lending policies, except that Foothill has agreed not to make, without the prior written consent of Norwest, any new loan or modify, restructure, or renew any existing loan (except pursuant to commitments made prior to May 15, 1995) if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $20 million. In the Merger Agreement, Foothill has also agreed, among other things, that it will not, without the prior written consent of Norwest: (i) enter into any material agreement, contract, or commitment in excess of $200,000 except lending transactions in the ordinary course of business and in accordance with policies and procedures in effect on May 15, 1995; (ii) make any equity investments except investments required to be made by the "Co-Investor" provisions of the several limited partnerships of which Foothill is the general partner; (iii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, except with respect to the payment prior to the Effective Date of cash dividends paid on a quarterly basis in accordance with past practice and except for quarterly cash dividends of not more than $2.70 per share of Foothill Preferred, provided that dividends otherwise permitted to be paid under the Merger Agreement may not be declared and paid in any particular quarter if the Effective Date occurs in such quarter and former Foothill stockholders would become stockholders of record of Norwest for the purpose of qualifying for the quarterly Norwest dividend payable to stockholders of Norwest Common Stock for such quarter; (iv) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; (v) fail to maintain proper business and accounting records in accordance with generally accepted accounting principles; and (vi) issue or sell or authorize for issuance or sale or grant options or other rights with respect to the issuance, sale, or conversion of shares of capital stock.

  CERTAIN COVENANTS

       The Merger Agreement includes a number of covenants of Foothill which are customary in transactions such as the Merger. The Merger Agreement provides, among other things, that, prior to the Effective Date, Foothill will (i) establish such additional accruals and reserves as may be necessary to conform Foothill's accounting and credit loss practices to those of Norwest and Norwest's plans with respect to the conduct of Foothill's business following the Merger and to provide for costs and expenses related to the consummation of the transactions contemplated by the Merger Agreement; (ii) obtain, at its own expense, and deliver environmental assessment reports on certain properties; (iii) not take any action with respect to Foothill which would disqualify the Merger as a "pooling of interests" for accounting purposes; and
  (iv) take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents, and other approvals to carry out the transactions contemplated by the Merger Agreement.

       The Merger Agreement also includes a number of covenants of Norwest which are customary in transactions such as the Merger. The Merger Agreement provides, among other things, that, prior to the Effective Date, Norwest will
  (i) give Foothill written notice of the receipt of all regulatory approvals;
  (ii) permit Foothill and its representatives to examine Norwest's books, records, and properties, and to interview Norwest's officers, employees, and agents, for a period of up to 15 days prior to the Effective Date; (iii) file all documents necessary to list the Norwest Common Stock to be issued in the Merger on the NYSE and the CHX and use its best efforts to effect such listings; (iv) take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents, and other approvals to carry out the transactions contemplated by the Merger Agreement; and (v) not take any action with respect to Norwest that would disqualify the Merger as a "pooling of interests" for accounting purposes.

  NO SOLICITATION

       Foothill has agreed in the Merger Agreement that neither it nor any of its subsidiaries, nor any director, officer, representative, or agent of Foothill or any of its subsidiaries, will solicit, authorize the solicitation of, or, except to the extent, based on advice of counsel, legally advisable for the discharge of the fiduciary duties of the Foothill Board under applicable law, enter into any discussions with any party other than Norwest concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of common stock, or any other equity security of Foothill or any of its subsidiaries; (ii) to make a tender or exchange offer for any shares of such common stock or other equity security;
  (iii) to purchase, lease, or otherwise acquire the assets of

  Foothill or any of its subsidiaries except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with Foothill or any of its subsidiaries.

  WAIVER, AMENDMENT, AND TERMINATION

       The parties may, in writing, give any consent, take any action with respect to termination of the Merger Agreement, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Merger Agreement.

       The Merger Agreement provides that it may be amended by the parties thereto, by or pursuant to action taken by the respective Boards of Directors, at any time before or after approval thereof by the stockholders of Foothill, but, after such approval, no amendment shall be made which changes the Exchange Ratios. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Norwest and Foothill.

       The Merger Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Foothill: (i) by mutual consent of the Boards of Directors of Norwest and Foothill; (ii) by either Norwest or Foothill if the Merger shall not have been consummated on or before March 31, 1996 (provided the terminating party is not otherwise in material breach of its representations, warranties, or obligations under the Merger Agreement);
  (iii) by Foothill or Norwest if any court or governmental authority issues a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement; or (iv) by Norwest, if the Foothill Board does not publicly recommend approval of the Merger Agreement or withdraws, modifies, or amends its recommendation in any respect adverse to Norwest.

       By letter agreement dated May 15, 1995, Norwest has agreed that if Foothill terminates the Merger Agreement because of the failure of Norwest to perform its obligations under the Merger Agreement, and Foothill has otherwise performed or is in position to perform its obligation under the Merger Agreement, Norwest will provide to Foothill within ten business days of written demand by Foothill up to $25 million of subordinated debt on the same terms as Foothill's existing subordinated debt, but at the prevailing market rates. Under the terms of the letter agreement, Foothill also has the right to incur additional subordinated indebtedness from existing or new lenders in order to enable it to comply with certain senior debt covenants, provided that it gives Norwest an opportunity to provide such financing on the same or better terms. Norwest has agreed, pursuant to the letter agreement, to provide such financing by purchasing $15 billion of Foothill's senior subordinated notes. Norwest and Foothill have further agreed that, if Foothill terminates the Merger Agreement due to Norwest's failure to perform its obligations thereunder as described above, Norwest's purchase of such subordinated notes will be considered to have satisfied $15 million of Norwest's agreement to provide $25 million of subordinated debt in the event of such termination. See "Certain Transactions" below.

  EFFECT ON EMPLOYEE BENEFIT PLANS

       All of Foothill's employee benefit plans will be terminated, and, subject to any eligibility requirements applicable to Norwest's employee benefit and welfare plans, employees of Foothill will be eligible to participate in Norwest employee benefit and welfare plans. Foothill employees will receive full credit for past service to Foothill and its subsidiaries under certain of these plans.

  CERTAIN TRANSACTIONS

       Pursuant to the terms of the May 15, 1995 letter agreement described above under "Waiver, Amendment, and Termination," Foothill has agreed to use its best efforts to renegotiate and amend the terms of certain covenants relating to its senior debt. If Foothill is unable to renegotiate such covenants, Norwest has agreed that Foothill may incur additional subordinated indebtedness from existing or new lenders in order to enable it to comply with these covenants, provided that it gives Norwest notice of such proposed financing and allows Norwest an opportunity to provide such financing on the same or better terms. Norwest has agreed, pursuant to the letter agreement, to provide financing by purchasing $15 billion of Foothill's senior subordinated notes pursuant to a note agreement currently being negotiated by the parties. It is anticipated that the subordinated notes will bear interest at a fixed rate equal to 1.50% in excess of the current yield on U.S. Treasury Notes with an assumed maturity of 6 1/4 years and will mature on December 1, 2023. Norwest's purchase of such subordinated notes will also be considered as having satisfied $15 million of Norwest's obligation to provide $25 million of subordinated debt financing in the event of the Merger Agreement is terminated under the circumstances described above under the heading "Waiver, Amendment, and Termination."

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

       Don L. Gevirtz's employment agreement with Foothill expires on December 31, 1996, and provides for an annual base salary for 1995 of $349,592, to be increased in subsequent years by a factor based on the Consumer Price Index. Mr. Gevirtz intends to retire from Foothill prior to the end of the year. Norwest has agreed to pay in a lump sum the present value equivalent of Mr. Gervirtz's base salary under his employment agreement through 1996 and Mr. Gervirtz's prorated bonus up through his retirement date under the Foothill Management Incentive Plan. The total of this payment, to be made within a week of the Effective Date, is approximately $696,300.

       John F. Nickoll has an employment agreement with Foothill which expires on December 31, 1996, and provides for an annual base salary for 1995 of $349,592, to be increased in subsequent years by a factor based on the Consumer Price Index. Upon consummation of the merger, Mr. Nickoll will enter into a new three-year employment contract with a subsidiary of Foothill and Norwest for a base salary of $400,000 as of January 1, 1996, to be increased in subsequent years by a factor based on the Consumer Price Index. The agreement also provides for the payment to Mr. Nickoll, within a week of the Effective Date, of a one-time bonus of $125,000.

       Peter E. Schwab and David C. Hilton have employment agreements with a subsidiary of Foothill which expire December 31, 1995, or two years after a change of control. The Merger would constitute a change in control under these agreements. Under the contracts Mr. Schwab and Mr. Hilton earned base salaries of $261,170 and $223,860, respectively, for 1994. Messrs. Schwab and Hilton have agreed to enter into new two-year employment agreements with a subsidiary of Foothill and Norwest for base salaries of $263,782 and $226,099, respectively. The agreements also provide for the payment to each of Messrs. Schwab and Hilton, within a week of the Effective Date, of a one-time bonus of $100,000.

       Messrs. Nickoll, Schwab, and Hilton have also agreed to enter into non-competition agreements with Norwest for a period of two years following the termination of their employment with Norwest. In exchange Messrs. Nickoll, Schwab, and Hilton will receive an amount equal to twice their respective salaries, determined at the time the payments commence, payable one-third on the date their employment agreement term ends or their employment is otherwise terminated, whichever is later ("Termination Date"), one third on the first anniversary of the Termination Date, and one third on the second anniversary of the Termination Date.

       Foothill executive officers participate with Foothill's other key employees in the 1978 Stock Option Plan and 1990 Incentive Plan. Under the terms of those plans outstanding and unexercised options (the "Foothill Options") will immediately vest and become exercisable as a result of the merger.

       The following table sets forth information relating to the number of shares of Foothill Common Stock underlying unexercised options as of September __, 1995:

                                     Number of Securities              Value of
                                    Underlying Unexercised          Unexercisable
                                           Options                  Options upon
                                 Exercisable  Unexercisable (1)  Change of Control (2)
                                 -----------  -----------------  ---------------------

       Don L. Gevirtz               70,434          36,666
       John F. Nickoll              38,334          36,666
       Peter E. Schwab              34,260          15,000
       David C. Hilton              26,050           5,000
       Henry K. Jordan              10,000          10,000
       Mark Rosenbaum               10,000          10,000
                                    ------          ------

- -------------------

       (1) All options become exercisable on change of control.

       (2) Value calculated by subtracting the exercise price from the Foothill equivalent price of $____ (based on the closing price of Norwest Common Stock on September __, 1995).

       As a result of the immediate vesting of the Foothill Options, some optionholders will exceed the annual $100,000 vesting maximum required for incentive stock options by virtue of section 422(d) of the Code. Of the options available for exercise as a result of the Merger, Messrs. Nickoll, Schwab, Jordan, Rosenbaum, and Hilton have 17,870, 8,037, 2,300, 2,300, and 47 options, respectively, which as a result of the Merger and immediate vesting will no longer constitute incentive stock options under the Code. To compensate these individuals for the increase in taxes payable as a result of losing the tax benefits accorded incentive stock options, Norwest has agreed to grant to those individuals non-qualified options to acquire Norwest Common Stock pursuant to the Norwest Corporation 1985 Long-Term Incentive Compensation Plan in an amount determined by the following formula: (i) the product of 0.11 multiplied by the amount of compensation income for federal income tax purposes resulting from the exchange or exercise of the options, divided by (ii) the product of 0.36 multiplied by the fair market value of Norwest Common Stock at the time of grant. Assuming the fair market value of Norwest Common Stock is $__________ per share at the time of grant, Messrs. Nickoll, Schwab, Jordan, Rosenbaum, and Hilton will receive _____, _____, _____, _____, and _____ options, respectively, for Norwest Common Stock with an exercise price of $_____ per share.

       Under Foothill's 1979 Employee Stock Purchase Plan (the "1979 Plan"), as amended, eligible employees of Foothill and its subsidiaries are afforded the opportunity to participate in the ownership of Foothill by acquiring a right to purchase shares of Foothill Common Stock. Purchases are made on December 31 with respect to that year at the lower of the fair market value of the Foothill Common Stock on the prior January 1 or 90% of the fair market value of the Foothill Common Stock on December 31. Purchases are funded through payroll deductions elected by such participants.

       At the earlier of the closing of the Merger or September 30, 1995, Foothill will terminate the 1979 Plan effective as of December 31, 1995. In connection with that termination, Foothill will establish a revocable grantor trust which will purchase 26,750 shares of Foothill Common Stock for the purpose of funding Foothill's obligation to issue shares of Foothill Common Stock to participants in the 1979 Plan for the plan period ending December 31, 1995. In the event that the Closing Date is prior to December 31, 1995, Foothill will also take all action necessary pursuant to the 1979 Plan to provide for the issuance of shares of Norwest Common Stock on December 31, 1995, in substitution for shares of Foothill Common Stock issuable to participants in the 1979 Plan.

       Foothill adopted The Foothill Group, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan") effective January 1, 1991. The Supplemental Plan is designed to provide benefits to participants upon their retirement from Foothill's service. The Supplemental Plan covers a designated group of Foothill's and its subsidiaries' management or highly compensated employees. Participants are determined by the Board of Directors. Prior to the Effective Date, Foothill will terminate the Supplemental Plan and will pay the lump sum present value of the benefit to each participant. Messrs. Gevirtz, Nickoll, Schwab, and Hilton will receive lump sum payments of $1,319,110, $1,414,024, $91,490, and $44,682, respectively. Mr. Gevirtz has the option of receiving $178,642 annually in lieu of a lump sum payment.

       Foothill adopted the Retirement Plan for Outside Directors (the "Directors' Plan") effective January 1, 1991. Participation in the Directors' Plan is limited to those members of the Board of Directors who are not employees of Foothill or its subsidiaries ("Outside Directors"). The Directors' Plan is designed to provide benefits to participants upon their termination of service as an Outside Director. Administration of the Directors' Plan is the responsibility of the Board of Directors or its delegate. Participants in the Directors' Plan are not permitted to make contributions to the Directors' Plan. Outside Directors become eligible for participation in the Directors' Plan following the completion of at least 7 years of service as an Outside Director. Outside Directors receive credit for a year of service for each 12-month period of service on the Board of Directors as an Outside Director and are given credit for years of service prior to the effective date of the Directors' Plan. Separate periods of service as an Outside Director are aggregated. Prior to the Effective Date, Foothill will terminate the Directors Plan and will pay the lump sum present value of the benefit to each vested participant. Directors Dr. Warren Bennis and Arthur Malin will receive payments of $152,201 and $210,868, respectively. In addition, Richard J. Riordan, a former director, will receive a lump sum payment of $75,106.

       In April 1995 Foothill deviated from its established practice and did not grant options under the 1990 Incentive Plan because of the ongoing negotiations with Norwest. Management of Norwest has agreed to recommend to the Human Resources Committee of the Norwest Board of Directors that up to 300,000 options to purchase Norwest Common Stock be granted to certain

  Foothill employees. Of these options, it is proposed that Messrs. Nickoll, Schwab, Jordan, and Hilton receive 100,000, 40,000, 12,000, and 22,000 options, respectively.

       The Merger Agreement provides that, after the Effective Date, Norwest will indemnify and hold harmless the directors, officers, and employees of Foothill against any losses, claims, damages, expenses, or obligations arising out of the transactions contemplated by the Merger Agreement. Norwest agreed in the Merger Agreement that all rights to indemnification existing in favor of directors, officers, or employees of Foothill as provided in Foothill's Certificate of Incorporation or By-Laws, or the articles of incorporation or bylaws of a Foothill subsidiary, in effect on the date of the Merger Agreement with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. The Merger Agreement provides that, with respect to matters occurring prior to the Effective Date, Norwest will cause Foothill, as the surviving corporation, to maintain indemnification for directors, officers, and employees under Foothill's Certificate of Incorporation and By-Laws, or the articles of incorporation or bylaws of a Foothill subsidiary. See "Indemnification."

       Norwest has also agreed to adopt incentive plans similar to those currently provided to Foothill officers.

  INDEMNIFICATION

       The Merger Agreement provides that, after the Effective Date, Norwest will indemnify and hold harmless the directors, officers, and employees of Foothill against all losses, expenses, claims, damages, or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under Foothill's Certificate of Incorporation and By-Laws, or the articles of incorporation or bylaws of a Foothill subsidiary, in effect as of the Effective Date. All rights to indemnification existing in favor of directors, officers, or employees of Foothill as provided in Foothill's Certificate of Incorporation or By-Laws, or the articles of incorporation or bylaws of a Foothill subsidiary, in effect on the date of the Merger Agreement, with respect to matters occurring up to the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date.

  MANAGEMENT AND OPERATIONS AFTER THE MERGER

       Following the Merger, Norwest intends to operate Foothill as a separate subsidiary in accordance with Foothill's existing business. Management of Foothill prior to the Merger will continue as management of Foothill after the Merger. Management of Foothill does not expect any material change in the nature of Foothill's business or credit philosophy.

  STOCK OPTION AGREEMENT BETWEEN NORWEST AND FOOTHILL

       As a condition to entering into the Merger Agreement, Norwest required Foothill to enter into the Stock Option Agreement pursuant to which Foothill issued to Norwest an option (the "Option") to purchase up to 4,156,641 ("Option Shares") at an exercise price of $23.375 ("Option Price"). The following is a brief summary of certain provisions of the Stock Option Agreement which is attached as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Stock Option Agreement.

       EXERCISE OF THE OPTION

       The Option is exercisable, in whole or in part, only upon the occurrence of one of the following events (each a "Purchase Event"):

       (a) Foothill or any of its subsidiaries shall have entered into an agreement with any person (other than Norwest or any of its subsidiaries), or the Foothill Board shall have recommended that the Foothill stockholders approve or accept a transaction to: (i) effect a merger, consolidation, or similar transaction, involving Foothill or any of its subsidiaries; (ii) purchase, lease, or otherwise acquire all or substantially all the assets of Foothill or any subsidiary; or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange, or otherwise) securities representing 20% or more of the voting power of Foothill or any subsidiary ("Acquisition Transaction");

       (b) Any person (other than Norwest or any of its subsidiaries) shall have commenced (as defined in Rule 14d-2 of the Exchange Act), or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer for shares of Foothill Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the outstanding Foothill Common Stock;

       (c) The Foothill Board shall have withdrawn or modified in a manner adverse to Norwest the recommendation of the Foothill Board that the holders of Foothill Common Stock approve the Merger Agreement and the Merger; or

       (d) After a proposal is made by a third party to Foothill or its stockholders to engage in an Acquisition Transaction (i) Foothill shall have breached any covenant or obligation contained in the Merger Agreement entitling Norwest to terminate the Merger Agreement, (ii) the Foothill Board does not recommend that the Foothill stockholders approve the Merger Agreement, (iii) the holders of Foothill Common Stock shall not have approved the Merger Agreement at a meeting held for purposes of voting on the Merger Agreement, (iv) such meetings shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or (v) the Foothill Board shall have withdrawn or modified in a manner adverse to Norwest the recommendation of the Foothill Board with respect to the Merger Agreement.

  The Option expires upon the earliest to occur of: (i) immediately prior to the Effective Time, (ii) twelve months after the occurrence of a Purchase Event,
  (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event, or (iv) twelve months after termination of the Merger Agreement because (A) of Foothill's failure to perform in all material respects the covenants and agreements required to be performed, or (B) the Board of Directors of Foothill have withdrawn, modified or amended its recommendations in any respect material, adverse to Norwest.

       ADJUSTMENT OF NUMBER OF SHARES SUBJECT TO OPTION

       The number and type of securities subject to the Option and the purchase price of the shares will be adjusted for any change in the Foothill Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchange of shares, or similar transaction, such that Norwest will receive (upon exercise of the Option) the same number and type of securities as if the Option had been exercised immediately prior to the occurrence of such event (or the record date therefor) so that the number of shares of Common

  Stock that remain subject to the Option (together with the shares of Common Stock previously issued pursuant to the exercise of the Option) equals 18.89% of the number of shares of Foothill Common Stock then issued and outstanding. Whenever the number of shares of Foothill Common Stock purchasable upon exercise of the Option is adjusted pursuant to the foregoing, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment. Notwithstanding the foregoing, the number of shares subject to the Option will not be increased to the extent authorized but unissued and unreserved shares are not available. In the event Foothill enters into any agreement to (a) merge or consolidate with any person other than Norwest or one of its subsidiaries such that Foothill is not the surviving corporation, (b) permit any person, other than Norwest or one of its subsidiaries, to merge into Foothill and Foothill shall be the surviving corporation, but, in connection with such merger, the then outstanding shares of Foothill Common Stock are exchanged for any stock or other securities of Foothill or any other person or cash or other property or the outstanding shares of Foothill Common Stock prior to such merger or consolidation represent less than 50% of the Foothill Common Stock following such merger or consolidation, or (c) sell or otherwise transfer all or substantially all of its assets to a person other than Norwest or one of its subsidiaries, the agreement governing the transaction must provide, upon consummation of the transaction, the Option will be converted into or exchanged for an option to purchase securities of either the acquiring person, or a person that controls the acquiring person, in all cases at the option of Norwest.

       REPURCHASE AT THE OPTION OF NORWEST

       Norwest has the right to require Foothill to repurchase the Option and any shares acquired by exercise of the Option at any time commencing upon the occurrence of a Repurchase Event (as defined below).

       A "Repurchase Event" means (i) any person (other than Norwest or its subsidiaries) shall have acquired "beneficial ownership" (as defined by
  Section 13(d) of the Exchange Act) of 50% or more of the then outstanding shares of Foothill Common Stock, (ii) or the consummation of an Acquisition Transaction (except that the percentage referred to in clause (iii) of such definition shall be 50%).

       Such repurchase, if required by Norwest, shall be at a price equal to the amount by which (A) the market/offer price (as defined in the Stock Option Agreement) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may be exercised, plus (C) the amount of documented expenses incurred by Norwest in connection with the Merger Agreement and the transactions contemplated thereby, including reasonable accounting and legal fees. Such repurchase, if requested by the owner of Option Shares, shall be at a price equal to the market/offer price multiplied by the number of Option Shares so designated.

       REGISTRATION RIGHTS

       Norwest has the right within three years of a Purchase Event to require Foothill to prepare and file up to two registration statements under the Securities Act for the shares issued or issuable upon exercise of the Option and to use its best efforts to qualify the shares under any applicable state securities laws if necessary or desirable for Norwest to be able to sell the shares.

  CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

       If the holders of Foothill Common Stock approve the Merger Agreement and the Merger is subsequently consummated, all stockholders of Foothill will become stockholders of Norwest. Each of Norwest and Foothill is a corporation organized under and governed by the Delaware General Corporation Law (the "DGCL"). The following summary describes certain differences between holding Norwest Common Stock and Foothill Common Stock to the extent such differences arise because of differences between Norwest's Certificate of Incorporation (the "Norwest Certificate"), By-Laws (the "Norwest By-Laws"), and rights plan, and Foothill's Certificate of Incorporation (the "Foothill Certificate") and By-Laws (the "Foothill By-Laws"). This summary is qualified in its entirety by reference to the DGCL, the Norwest Certificate, the Norwest By-Laws, and Norwest'srights plan, and the Foothill Certificate and the Foothill By-Laws.

       AUTHORIZED STOCK

       FOOTHILL. The Foothill Certificate authorizes the issuance of 22,000,000 shares of Class A Common Stock, no par value per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. At July 31, 1995, 16,708,958 shares of Foothill Common Stock were issued, and 100,000 shares of Foothill Preferred were issued. The relative rights and preferences of any preferred stock issued in the future may be established by the Foothill Board without stockholder action. Although Foothill has no current plans for the issuance of preferred stock, except as disclosed in this prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of the Foothill Common Stock.

       Subject to any prior rights of any preferred stock then outstanding, holders of common stock are entitled to receive such dividends as are declared by the Foothill Board out of funds legally available for that purpose.
  Subject to the rights, if any, of any preferred stock then outstanding, all voting rights are vested in the holders of common stock, each share being entitled to one vote. Subject to any prior rights of any preferred stock, in the event of liquidation, dissolution, or winding up of Foothill, holders of shares of common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them. Holders of shares of common stock do not have any preemptive right to subscribe for any additional securities which may be issued by Foothill. The outstanding shares of Foothill Common Stock are fully paid and nonassessable.

       NORWEST. The Norwest Certificate authorizes the issuance of 500,000,000 shares of common stock, par value $1 2/3 per share, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock. At June 30, 1995, 338,450,558 shares of Norwest Common Stock were issued, of which 325,026,015 were outstanding and 13,424,543 were held as treasury shares, and 3,304,666 shares of preferred stock were outstanding, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 25,000 shares are held by a subsidiary of Norwest), 1,140,875 shares of Cumulative Convertible Preferred Stock, Series B, 13,647 shares of ESOP Cumulative Convertible Preferred Stock, and 43,019 shares of 1995 ESOP Cumulative Convertible Preferred Stock. In addition, 1,250,000 shares of preferred stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of preferred stock. Norwest has also authorized for issuance from time to time and registered or filed for registration with the SEC, pursuant to a universal shelf registration statement, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price, as of June 30, 1995, not to exceed $25,000,000. Norwest has recently filed with the Commission a universal shelf registration statement with a proposed maximum aggregate offering price of $3 billion. The Shelf Securities may be issued as preferred stock or as securities convertible into shares of preferred stock or common stock. Based on the current number of shares of preferred stock and preference stock authorized for issuance under the Norwest Certificate, the maximum number of shares of preferred stock, preference stock, and common stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of preferred stock and common stock already reserved for issuance, issued, or outstanding, could not exceed, respectively, 5,000,000 shares of preferred stock, 4,000,000 shares of preference stock, and 500,000,000 shares of common stock. All or any portion of the authorized but unissued preferred stock, preference stock, or Shelf Securities issuable as preferred stock or convertible into preferred stock or common stock, may be issued by the Board of Directors of Norwest without further action by shareholders. Holders of preferred stock or preference stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of common stock. The relative rights and preferences of any preferred stock or preference stock issued in the future may be established by the Board of Directors of Norwest (the "Norwest Board") without shareholder action, provided that each share of preference stock will not be entitled to more than one vote per share. Although Norwest has no current plans for the issuance of any shares of preferred stock or preference stock, except as disclosed in this Proxy Statement-Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of the common stock.

       Subject to any prior rights of any preferred stock or preference stock then outstanding, holders of common stock are entitled to receive such dividends as are declared by the Norwest Board out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY CONSIDERATIONS." Subject to the rights, if any, of any preferred stock or preference stock then outstanding, all voting rights are vested in the holders of common stock, each share being entitled to one vote. Subject to any prior rights of any preferred stock or preference stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them. Holders of shares of common stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Norwest Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The transfer agent and registrar for Norwest Common Stock is Norwest Bank Minnesota, N.A. Each share of common stock also includes, and each share offered hereby will include, a right to purchase certain preferred stock. See "Rights Plans--Norwest" below.

       The foregoing description of the material terms of Norwest's common stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of the Norwest Certificate.

       ELECTION AND REMOVAL OF DIRECTORS

       The DGCL provides that directors are elected by a plurality of the votes of the shares entitled to vote on such election present in person or by proxy at the meeting at which directors are elected. In addition, stockholders of a Delaware corporation, unless the corporation's Certificate of Incorporation otherwise provides, are entitled to one vote for each share of capital stock held, and are also entitled to exercise cumulative voting rights for directors, if the corporation's Certificate of Incorporation permits such cumulative voting. The DGCL also permits removal of any director or all directors of a Delaware corporation by the holders of a majority of the shares entitled to vote for directors and permits vacancies on the board of directors to be filled by a majority of the directors then in office.

       FOOTHILL. Foothill currently has seven directors who serve for one-year terms. The Foothill Certificate does not permit cumulative voting in the election of directors to the Foothill Board, and each shareholder of Foothill may cast one vote in the election of directors for each share held of record by such shareholder. Under the Foothill By-Laws, any or all directors may be removed only for cause, by the holders of 67% of the Voting Stock (as defined in the Foothill Certificate) of the shares then entitled to vote at an election of directors, provided, however, where such removal is approved by a majority of the Disinterested Directors (as defined in the Foothill Certificate). A majority of the voting power shall be required for removal. Vacancies on the Foothill Board may be filled by a majority vote of the directors then in office.

       NORWEST. Norwest currently has 14 directors who serve for one-year terms. The Norwest Certificate does not permit cumulative voting in the election of directors to the Norwest Board, and each shareholder of Norwest may cast one vote in the election of directors for each share held of record by such shareholder. Under the Norwest By-Laws, any or all directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies on the Norwest Board may be filled by a majority vote of the directors then in office.

       RIGHTS PLANS

       FOOTHILL. Unlike Norwest, Foothill has not adopted any shareholder rights plan or issued any similar rights to the holders of Foothill Common Stock. One Norwest Right (as defined below) will be attached to each share of Norwest Common Stock issued in the Merger to Foothill stockholders.

       NORWEST. On November 22, 1988, the Norwest Board declared a dividend of one preferred share purchase right (collectively, the "Norwest Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common stock issued subsequent to that date, including those to be issued in the Merger, receive the Norwest Rights with their shares. The Norwest Rights trade automatically with shares of Norwest Common Stock and become exercisable only under certain circumstances. The Norwest Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Norwest Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Norwest Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Norwest Rights may, but are not intended to, deter takeover proposals.

       Until exercised, the Norwest Rights, in and of themselves, do not confer any rights on their holders as stockholders of Norwest including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Norwest Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). The purchase price for each one four-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Norwest Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Norwest Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

       The Norwest Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Norwest Board prior to the time the Norwest Rights become exercisable. The Norwest Rights have certain additional features that will be triggered upon the occurrence of specified events:

            (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Norwest Rights permit holders of the Norwest Rights, other than such person or group, to acquire shares of Norwest Common Stock at 50% of such shares' market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

            (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Norwest Right, other than Norwest Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

            (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Norwest Rights permit holders of the Norwest Rights to purchase the stock of the acquiror at 50% of such shares' market value.

       The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Norwest Common stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

       At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Norwest Board may redeem the Norwest Rights in whole, but not in part, at a price of $.0025 per Norwest Right (the "Redemption

  Price"). The redemption of the Norwest Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Norwest Rights, the right to exercise such Rights will terminate and the only remaining right of the holders of Norwest Rights will be to receive the Redemption Price.

       The Norwest Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Norwest Rights may be amended by the Norwest Board without the consent of the holders of the Norwest Rights.

       REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

       Under the DGCL, the vote of a majority of the outstanding shares of the capital stock of a Delaware corporation entitled to vote thereon generally is required to approve certain fundamental changes to the corporation, including a merger or consolidation (except in certain limited circumstances described below), the sale, lease, or exchange of all or substantially all of the corporation's assets, a dissolution, or an amendment to the corporation's certificate of incorporation, unless such certificate requires the vote of a greater percentage of the corporation's outstanding capital stock entitled to vote on such matters. With respect to a merger, no vote of the stockholders of a Delaware corporation is required if such corporation is the surviving corporation in the merger and (1) the related agreement of merger does not amend the corporation's certificate of incorporation, (2) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of the corporation after the merger, and (3) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of such corporation's capital stock outstanding immediately before the merger. Set forth below is a summary of the voting rights of stockholders of Foothill and Norwest, respectively, and of the required vote for authorization of the foregoing actions and other matters, pursuant to the DGCL, the Foothill Certificate and the Norwest Certificate.

       In addition to being subject to the laws of Delaware, Norwest, as a bank holding company, is subject to various provisions of federal law with respect to mergers, consolidations, and certain other corporate transactions. See "CERTAIN REGULATORY CONSIDERATIONS."

       FOOTHILL. As described above with respect to Delaware law, the vote of a majority of the outstanding shares of Foothill Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Foothill, the sale, lease, or exchange of substantially all of Foothill's corporate assets; provided, however, that in the case of certain business combinations with an Interested Stockholder (as defined in the Foothill Certificate) the affirmative vote of 67% of the Voting Power and a majority vote of all outstanding shares of Voting Stock, other than shares held by an Interested Stockholder is required. Certain provisions of the Foothill Certificate may be amended only by the affirmative vote of 67% of the Voting Power.

       NORWEST. As described above with respect to Delaware law, the vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest, the sale, lease, or exchange of substantially all of Norwest's corporate assets, or an amendment to the Norwest Certificate. Furthermore, no vote of the stockholders of Norwest is required in connection with a merger if Norwest is the survivor and the conditions stated above are met.

       APPRAISAL RIGHTS

       Pursuant to section 262 of the DGCL, a holder of capital stock of a Delaware corporation is generally entitled to receive payment of the appraised value of his or her shares if such stockholder dissents from a merger or consolidation and complies with the procedures set forth in Section 262 of the DGCL for exercising such rights. However, appraisal rights are not available in merger or consolidation transactions to holders of (a) shares either listed on a national stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 persons, or (b) shares of the corporation surviving a merger unless, in either case, holders of such stock are required by the terms of the merger or consolidation to accept anything other than (i) shares of the surviving or resulting corporation; (ii) shares of stock of another corporation so listed or held of record by not fewer than 2,000 persons; and/or (iii) cash in lieu of fractional shares of such corporations. Appraisal rights are not available for a sale of assets or an amendment to the certificate.

       FOOTHILL. Because Foothill Common Stock is traded on the NYSE, holders of Foothill Common Stock are not, subject to such express exceptions, entitled to appraisal rights; provided however, that the Foothill Certificate provides appraisal rights notwithstanding any exemptions provided by law for any Business Combination with an Interested Shareholder.

       NORWEST. Similarly, shares of Norwest Common stock are listed on the NYSE and the CHX (both of which are national securities exchanges), and Norwest currently has more than 2,000 stockholders of record. Accordingly, holders of Norwest Common Stock are not, subject to the express exceptions noted above, currently entitled to any rights of appraisal in connection with proposed mergers or consolidations involving Norwest.

       SPECIAL MEETINGS

       The DGCL provides that special meetings of stockholders may be called by the board of directors of the corporation, or by the person or persons authorized by the corporation's certificate of incorporation or by-laws.

       FOOTHILL. The Foothill By-Laws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the President, or a majority of the Board of Directors. Accordingly, holders of Foothill Common Stock do not have the right to call a special meeting.

       NORWEST. The Norwest By-Laws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors. Accordingly, holders of Norwest Common stock do not have the right to call a special meeting.

       LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

       The DGCL provides that directors, officers and other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation, a

  "derivative action") if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, regarding any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions. In the case of derivative actions, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a person otherwise eligible to be indemnified is successful on the merits of any claim or defense described above, indemnification for expenses (including attorneys' fees) actually and reasonably incurred is mandated by the DGCL. Both Foothill and Norwest have provisions in their respective Certificates of Incorporation limiting the liability of directors for monetary damages for breach of their fiduciary duty and providing for indemnification of such director in certain circumstances. Descriptions of these provisions in the Foothill Certificate and the Norwest Certificate are set forth below.

       FOOTHILL. The Foothill Certificate provides that a director (including an officer who is also a director) of Foothill shall not be liable personally to Foothill or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty or loyalty to Foothill or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects Foothill directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in the Foothill Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

       The Foothill By-Laws provide that Foothill must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Foothill (or was serving at the request of Foothill as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith. The Foothill By-Laws also provide that Foothill must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       The Foothill Certificate authorizes Foothill to provide similar indemnification to employees or agents of Foothill.

       Pursuant to the Foothill By-Laws, Foothill may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Foothill or another entity against any expense, liability, or loss, regardless of whether Foothill has the power or obligation to indemnify that person against such expense, liability, or loss under the DGCL.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Foothill By-Laws, agreement, vote of stockholders, or disinterested directors, or otherwise.

       NORWEST. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in the Norwest Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

       The Norwest Certificate further provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

       Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Norwest or another entity against any expense, liability, or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability, or loss under the DGCL.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or By-Laws, agreement, vote of stockholders or disinterested directors, or otherwise.

       ACTION WITHOUT A MEETING

       Section 228 of the DGCL permits any action required or permitted to be taken at a stockholders' meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. The DGCL also provides that a corporation's certificate of incorporation may restrict or even prohibit stockholders' action without a meeting. The Foothill By-Laws provide that any action required or permitted to be taken by the Foothill stockholders must be effected at a duly called Annual Meeting or at a special meeting, unless such an action requiring or permitting stockholder approval is approved by a majority of Disinterested Directors (as defined in the Foothill Certificate) in which case such action may be authorized by written consent. The Norwest Certificate restricts or prohibits stockholders' action without a meeting.

       BY-LAWS

       Section 109 of the DGCL places the power to adopt, amend, or repeal by-laws in the corporation's stockholders, but permits the corporation, in its certificate of incorporation, also to vest such power with the board of directors. A summary of the provisions in the by-laws of Foothill and Norwest, respectively, as to adoption, amendment, and repeal of such by-laws is set forth below.

       FOOTHILL. The Foothill Certificate provides that the Foothill By-Laws may be adopted, repealed, rescinded, altered, or amended by Foothill stockholders, but only by the affirmative vote of the holders of 67% of all Voting Stock (as defined in the Foothill Certificate), and where such action is proposed by an Interested Stockholder by a majority of the Voting Power of all Voting Stock other than shares held by such Interested Stockholder; provided, however, that if such action is approved by a majority of Disinterested Directors in the case of action proposed by an Interested Stockholder or by a majority of the Board in the case of action by other than an Interested Stockholder, then the action may be taken by a majority of the Voting Power of all outstanding shares of Voting Stock.

       NORWEST. The Norwest Certificate also contains provisions empowering the Norwest Board to adopt, amend, and repeal by-laws. Although the Norwest Board has been vested with such authority, Norwest's stockholders' power to adopt, amend, or repeal by-laws remains unrestricted.

       PREEMPTIVE RIGHTS

       Under Section 102 of the DGCL, stockholders have no statutory preemptive rights, unless a corporation's certificate of incorporation specifies otherwise. Neither the Norwest Certificate nor the Foothill Certificate provides for any such preemptive rights.

       DIVIDENDS

       Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

       Norwest is also subject to the policies of the Federal Reserve Board regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS."

       PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

       The Norwest By-Laws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest By-Laws generally require a stockholder to give notice of a proposed nominee in advance of the stockholder meeting at which directors will be elected. In addition, the Norwest By-

  Laws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders. There are no similar provisions in the Foothill By-Laws.

  RIGHTS OF DISSENTING FOOTHILL STOCKHOLDERS

       Section 262 of the DGCL provides that a stockholder of a Delaware corporation is generally entitled to receive payment of the appraised value of his stock if such stockholder dissents from a merger or consolidation. The statute does not, however, generally afford such appraisal rights to stockholders whose shares have been designated as a "national market system security" on an interdealer quotation system by the National Association of Securities Dealers, Inc. with respect to a merger or plan of share exchange involving that corporation. Because Foothill Common Stock is traded on the NYSE, holders of Foothill Common Stock will not be entitled to appraisal rights with respect to their shares and cannot dissent from the Merger.

  CERTAIN U.S. FEDERAL INCOME TAX MATTERS

       The following is a discussion of certain U.S. federal income tax consequences of the Merger that are generally applicable to Foothill and Foothill stockholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder (including final, temporary, or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

       The following discussion is intended only as a summary of certain principal U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval and adoption of the Merger Agreement and the Merger. In particular, this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular Foothill stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock warrants, stock option, or stock purchase plans, or in other compensatory transactions. The discussion also does not address the effects of the Merger on holders of Foothill Options. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state, or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger), including without limitation transactions in which Foothill Common Stock or Foothill Preferred is acquired or Norwest Common Stock is disposed of.

       ACCORDINGLY, FOOTHILL STOCKHOLDERS AND OTHERS AFFECTED BY THE MERGER ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING APPLICABLE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES TO THEM.

       The Merger has been structured with the intent that it will qualify as a tax free reorganization under Section 368(a) of the Code and except as discussed herein, it will be tax free to Foothill and the Foothill stockholders for U.S. federal income tax purposes. Buchalter, Nemer, Fields & Younger, A Professional Corporation, counsel to Foothill, will render an opinion (the "Tax Opinion") that the

  Merger, if consummated on the terms described in this Proxy Statement-Prospectus, will constitute a reorganization under Section 368(a) of the Code (a "Reorganization"). The Tax Opinion will be based on and will be subject to certain assumptions and limitations as well as representations received from Norwest, Merger Co., and Foothill, discussed below. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Foothill nor Norwest has requested or will request a ruling from the IRS with regard to any of the U.S. federal income tax consequences of the Merger.

       TAX CONSEQUENCES GENERALLY APPLICABLE TO FOOTHILL AND FOOTHILL
       STOCKHOLDERS

       Subject to the limitations, qualifications and assumptions referred to herein, the following U.S. federal income tax consequences will result from the Merger. The Merger will constitute a Reorganization if carried out in the manner set forth in the Merger Agreement, and the agreements referred to therein. In such event:

       (1) No gain or loss will be recognized by holders of Foothill Common Stock or Foothill Preferred upon exchange of such shares solely for Norwest Common Stock in the Merger, except for cash received in lieu of a fractional share of Norwest Common Stock.

       (2) Cash payments received by holders of Foothill Common Stock and Foothill Preferred in lieu of a fractional share of Norwest Common Stock will be treated as if such fractional share of Norwest Common Stock had been issued in the Merger and then redeemed by Norwest.

       (3) A Foothill stockholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the stockholder's adjusted tax basis in such fractional share. Such gain or loss generally would be treated as capital gain or capital loss for each such stockholder if he or she held his or her Foothill Common Stock or Foothill Preferred, whichever is the case, as a capital asset at the time of the Merger.

       (4) The aggregate tax basis of the Norwest Common Stock received by Foothill stockholders in the Merger will be the same as the aggregate tax basis of the Foothill Common Stock or Foothill Preferred, whichever is the case, surrendered in exchange for the Norwest Common Stock. The aggregate tax basis of the whole shares of Norwest Common Stock actually received by Foothill stockholders will be the total aggregate basis described in the immediately preceding sentence, reduced by the basis allocable to fractional shares.

       (5) The holding period of the Norwest Common Stock received by each Foothill stockholder in the Merger will include the period during which the Foothill Common Stock or Foothill Preferred, whichever is the case, surrendered in exchange therefore was considered to be held, provided that the Foothill Common Stock or Foothill Preferred, whichever is the case, so surrendered is held as a capital asset at the time of the Merger.

       (6) No gain or loss will be recognized by Foothill in connection with the Merger.

       LIMITATIONS ON DISCUSSION AND OPINION

       The discussion of certain U.S. federal income tax consequences presented above and the Tax Opinion which will be delivered by Foothill's counsel will be subject to certain assumptions and will be based on the accuracy of the representations in the Merger Agreement, exhibits thereto, the agreements and documents referred to therein, and certain representations made by Foothill and Norwest. Among the principal assumptions upon which the above tax discussion and Tax Opinion will be based include that the Merger will be consummated pursuant to the Merger Agreement, that Foothill after the Merger will have retained substantially all of its assets, that Foothill will continue its business as a wholly-owned subsidiary of Norwest, at least 80% of each class of Foothill Capital Stock outstanding at the time of the Merger will be exchanged for Norwest Common Stock, that all the significant historic stockholders of Foothill shall not have disposed of Foothill Capital Stock in contemplation of the Merger and do not have any plan or intention, existing at or prior to the time of the Merger, to dispose of the Norwest Common Stock to be received in the Merger such that they would not have a sufficient continuing equity interest in Foothill after the Merger by virtue of their ownership of Norwest Common Stock, and that Norwest does not have a plan or intention to dispose of Foothill Capital Stock received in exchange or cause Foothill to issue additional stock such that Norwest would relinquish its "control" of Foothill obtained in the Merger.

       A successful IRS challenge to the status of the Merger as a Reorganization would result in Foothill stockholders being treated as if they sold their Foothill Common Stock or Foothill Preferred, whichever is the case, in a taxable transaction. In such event, each Foothill stockholder would be required to recognize all of his or her realized gain or loss with respect to the disposition of each of his or her shares of Foothill Common Stock or Foothill Preferred equal to the difference between the Foothill stockholder's basis in such shares and the fair market value, as of the date the Merger becomes effective, of the Norwest Common Stock received in exchange therefor (plus any cash received for fractional shares). Such gain or loss generally would be treated as capital gain or capital loss for each such stockholder if he or she held his or her Foothill Common Stock or Foothill Preferred, whichever is the case, as a capital asset at the time of the Merger. In such event, a Foothill stockholder's aggregate basis in the Norwest Common Stock so received would equal the fair market value of such stock as of the Effective Time, and the Foothill stockholder's holding period for such Norwest Common Stock would begin the day after the Merger.

       Even if the Merger qualifies as a Reorganization, a recipient of Norwest Common Stock at the time of the Merger would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely in exchange for Norwest Common Stock). Gain would also have to be recognized to the extent that a Foothill stockholder was treated as receiving (directly or indirectly) consideration other than Norwest Common Stock in exchange for Foothill Common Stock or Foothill Preferred. All or a portion of such gain amounts may be taxable as ordinary income.

  RESALE OF NORWEST COMMON STOCK

       The shares of Norwest Common Stock issuable to stockholders of Foothill upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Foothill or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those stockholders of Foothill who are deemed to be "affiliates" of Foothill may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Foothill generally include individuals or entities that control, are controlled by or are under common control with, Foothill, and may include the executive officers and directors of Foothill as well as certain principal stockholders of Foothill. In the Merger Agreement, Foothill has agreed to use its best efforts to cause each Foothill stockholder who is an executive officer or director of Foothill or who may otherwise reasonably be deemed to be an affiliate of Foothill to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger (i) except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder, and (ii) during the periods when any such sale, transfer, or other disposition would, under generally accepted accounting principles or the rules, regulations, or interpretations of the Commission, disqualify the Merger from pooling-of-interests accounting treatment. See "THE MERGER--Accounting Treatment." In general, such periods encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Norwest and Foothill. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Foothill.

  STOCK EXCHANGE LISTING

       The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX.

  ACCOUNTING TREATMENT

       It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction in accordance with generally accepted accounting principles.

       Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Norwest and Foothill will be combined at the Effective Time and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Foothill will be combined with Norwest's on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the Merger is not material to the financial statements of Norwest.

       In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, Substantially all (90% or more) of the outstanding Foothill Common Stock must be exchanged for Norwest Common Stock. Foothill has agreed not to take any action (other than actions required under the Merger Agreement or requested by Norwest) that would disqualify the Merger from pooling-of-interests treatment by Norwest.

       The unaudited per share data contained in this Proxy Statement-Prospectus has been prepared using the pooling-of-interests method of accounting to account for the Merger. See "SUMMARY--Comparative Per Common Share Data."

  EXPENSES

       Except as otherwise provided in the Merger Agreement, Norwest and Foothill will each pay their own expenses in connection with the Merger, including fees and expenses of their respective accountants and counsel.

  DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

       Norwest currently has an automatic Dividend Reinvestment and Optional Cash Payment Plan which provides in substance, for those stockholders who elect to participate, that dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined in the plan). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined in the plan) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Merger, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that stockholders of Foothill who receive Norwest Common Stock in the Merger will have the right to participate therein.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS


      Norwest Common Stock and Foothill Common Stock are listed on the NYSE. The following table sets forth the high and low sales prices per share of the Norwest Common Stock and Foothill Common Stock as reported on the NYSE Composite Tape, and the dividends paid on such Norwest Common Stock and Foothill Common Stock, for the below quarterly periods, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.


                                                   Norwest                     Foothill
                                                 Common Stock                 Common Stock
                                         ---------------------------  ----------------------------
                                           High     Low    Dividends   High      Low     Dividends
                                         -------  -------  ---------  -------  --------  ---------
    1993
       First Quarter...................  $26.000  $20.625    $.145    $ 9.875   $ 7.500    $.030
       Second Quarter..................   28.375   22.875     .165     11.375     8.875     .030
       Third Quarter...................   28.000   25.625     .165     13.375    10.625     .030
       Fourth Quarter..................   29.000    22.50     .165     17.500    12.125     .050

    1994
       First Quarter...................  $27.375  $22.250    $.185    $17.875   $12.750    $.050
       Second Quarter..................   28.250   23.125     .185     14.625    11.750     .050
       Third Quarter...................   27.500   24.750     .185     15.875    11.750     .060
       Fourth Quarter..................   25.000   21.000     .210     15.750    14.375     .060

    1995
       First Quarter...................  $26.250  $22.625    $.210    $20.125   $14.625    $.080
       Second Quarter..................   29.375   25.125     .210     25.750    19.250     .080
       Third Quarter...................                       .240                          .010
         (through September __, 1995)


       The following table sets forth the closing prices per share of Norwest Common Stock and of Foothill Common Stock on (i) May 15, 1995, the last trading day preceding the execution of the Merger Agreement, and (ii) September __, 1995. The table also sets forth the equivalent per share prices for Foothill Common Stock, based on the Common Stock Exchange Ratio of 0.92.

                                    Norwest       Foothill      Equivalent
                                  Common Stock  Common Stock  Per Share Price
                                  ------------  ------------  ---------------

       Market Value Per Share:

         May 15, 1995...........     $28.125       $23.875        $25.875
         September __, 1995.....     $             $              $

                       CERTAIN REGULATORY CONSIDERATIONS

  GENERAL

       As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"), and therefore such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  DIVIDEND RESTRICTIONS

       Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of June 30, 1995, aggregate dividends of at least $231.9 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

       If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE

       Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

       Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

       The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

       A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

       Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole shareholder of most of its subsidiary banks, is subject to such provisions.

  CAPITAL REQUIREMENTS

       Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At June 30, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.04% and 10.18%, respectively, and Norwest's leverage ratio was 5.85%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

       In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
  "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6%, and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3%, or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

       FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan.
  The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

       Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

       FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

       Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At June 30, 1995, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

  FDIC INSURANCE

       Effective January 1, 1993, the deposit insurance assessment rate for the Bank Insurance Fund ("BIF") increased as part of the adoption by the FDIC of a transitional risk-based assessment system. In June 1993, the FDIC published final regulations making the transitional system permanent effective January 1, 1994, but left open the possibility that it may consider expanding the range between the highest and lowest assessment rates at a later date. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. Each insured depository institution is also to be assigned to one of the following "supervisory Subgroups": Subgroup A, B, or
  C. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Based on its capital and supervisory subgroups, each BIF member institution was assigned an annual FDIC assessment rate ranging from 23 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Adequately capitalized institutions were assigned assessment rates ranging from 26 cents to 30 cents. The FDIC has issued regulations that, effective September 30, 1995, assign an annual FDIC assessment rate for BIF member institutions ranging from 4 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Norwest incurred $79.2 million of FDIC insurance expense in 1994.

                                    EXPERTS

       The consolidated financial statements of Norwest and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of Foothill as of December 31, 1994 and 1993, and for each of the years in the three-year period ended
  December 31, 1994, incorporated by reference in the Proxy Statement of Foothill, which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

       A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At June 30, 1995, Mr. Stroup was the beneficial owner of _______ shares and held options to acquire _______ additional shares of Norwest Common Stock.

       Certain legal matters in connection with the Merger will be passed upon for Foothill by Buchalter, Nemer, Fields & Younger, A Professional Corporation, 601 South Figueroa Street, Los Angeles, California. Certain members and employees of Buchalter, Nemer, Fields & Younger own shares of Foothill Common Stock.


                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

       Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of Foothill desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.


                          FUTURE STOCKHOLDER PROPOSALS

       Any proposals of stockholders intended to be presented at the 1996 annual meeting of Foothill stockholders (if such a meeting is held) must have been received by Foothill for inclusion in its proxy statement by _________, 1996.

                                   APPENDIX A


                                    AMENDED

                     AGREEMENT AND PLAN OF REORGANIZATION,

                                      AND

                          AGREEMENT AND PLAN OF MERGER

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION


    AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 15th day of May, 1995, by and between FOOTHILL GROUP, INC. ("Foothill"), a Delaware corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

    WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Foothill (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Series A Common Stock of Foothill, no par value ("Foothill Common Stock"), including, subject to the terms and conditions set forth herein, options convertible into shares of Foothill Common Stock and Foothill Series A convertible Preferred Stock, $1.00 par value per share ("Preferred Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

    NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

    1.  BASIC PLAN OF REORGANIZATION

    (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Foothill pursuant to the Merger Agreement, with Foothill as the surviving corporation and the separate existence of Merger Co. shall thereupon cease, in which merger (i) each share of Foothill Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for .920 fully paid and nonassessable shares of Norwest Common Stock, (ii) each share of the Preferred Stock of Foothill issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Preferred Stock held in Foothill's treasury) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for 6.1333272 fully paid and nonassessable shares of Norwest Common Stock, (iii) the shares of Foothill Common Stock subject to each unexercised Option (as defined in paragraph 4(o) of the Reorganization Agreement) having an exercise price that is less than the "Fair Market Value" (as defined below) per share of Foothill Common Stock and whose holder shall have entered into an agreement with Foothill pursuant to paragraph 4(o) hereof (the "Option Shares"), shall be converted into and exchanged for that number of fully paid and nonassessable shares of Norwest Common Stock determined as follows: (A) by dividing (1) the aggregate Fair Market Value of the Option Shares less the aggregate exercise price thereof by
(2) the Fair Market Value of one share of Foothill Common Stock, and then (B) multiplying the number obtained as the result of such division by .920, and (iv) all shares of Foothill Common Stock owed by Foothill or any subsidiary thereof, or by Norwest, or Merger Co. shall be canceled. Each share of Merger Co. common stock shall be converted into and exchanged by virtue of the Merger into shares of the surviving corporation. For purposes of clause (iii), the term "Fair Market Value" with respect to Foothill Common Stock shall mean the per share price of Foothill Common Stock as reported by the consolidated tape of the New York Stock Exchange for the trading day immediately preceding the "Closing Date" (as that term is defined in the Reorganization Agreement).

    (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Foothill Common Stock or Preferred Stock or Option Shares shall be converted pursuant to subparagraph
(a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Foothill Common Stock or Preferred Stock or Option Shares shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Foothill Common Stock or Preferred Stock or Option Shares would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

    (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued for exchange of certificates representing Foothill Comon Stock or Preferred Stock or Option Shares pursuant to Section 1(a) to represent any such fractional interest, and any holder thereof shall be paid upon such surrender an amount of cash (without interest) in an amount equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

    (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Delaware time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Foothill pursuant to the Merger Agreement.

    Each of Norwest, Merger Co. and Foothill shall provide all reasonable assistance to, and shall cooperate with each other to bring about the consummation of the Merger as soon as possible in accordance with and subject to the terms of this Agreement. Norwest shall cause Merger Co. to perform all covenants and obligations required to be performed by it in connection with this Agreement and the Merger Agreement.

    The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

    2. REPRESENTATIONS AND WARRANTIES OF FOOTHILL. Foothill represents and warrants to Norwest as follows:

    (a) Organization and Authority. Foothill is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and are in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Foothill and its subsidiaries taken as a whole and Foothill has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Foothill has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

    (b) Foothill's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Foothill's direct and indirect subsidiaries and partnerships of which Foothill is a general partner as of the date hereof (individually a "Foothill Subsidiary" and collectively the "Foothill Subsidiaries"), all shares of the outstanding capital stock or voting securities of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Foothill. No equity security of any Foothill Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Foothill Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to the Delaware General Corporation Law, all of such shares so owned by Foothill are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Foothill Subsidiary is a corporation or partnership duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except for Foothill Partners, L.P. ("FPI") and Foothill Partners,
II. ("FPII") (collectively, the "Partnerships") and except as set forth on
Schedule 2(b), Foothill does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. Schedule 2(b) sets forth the partnership interests of the Partnerships owned by Foothill.

    (c) Capitalization. The authorized capital stock of Foothill consists of 22,000,000 shares of Common Stock, no par value, 1,000,000 shares of Preferred Stock, $1.00 par value, of which as of the close of business on March 31, 1995, 16,705,594 shares of Foothill Common Stock and 100,000 shares of Preferred Stock were issued and outstanding and no shares were held in the treasury. The maximum number of shares of Foothill Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Foothill Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, except the option to purchase Foothill Common Stock granted pursuant to the Stock Option Agreement dated the date hereof between Foothill and Norwest (the

"Stock Option Agreement"), were exercised is 17,843,359. All of the outstanding shares of capital stock of Foothill have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c) and except for the option granted pursuant to the Stock Option Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Foothill or any Foothill Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Foothill or any Foothill Subsidiary. Except as set forth on Schedule 2(c) hereof, since December 31, 1994, no shares of Foothill capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Foothill or any Foothill Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Foothill.

    As of the date of this Agreement, there are no cumulated and unpaid dividends with respect to the Preferred Stock. The Conversion Price, as defined in Paragraph F of the Certificate of Designation, Voting Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of the Preferred Stock (the "Foothill Certificate of Designation"), has not been adjusted and the Conversion Price for each share of Preferred Stock, as defined in Paragraph F of the Certificate of Designation is 6.66666 per share of Preferred Stock.

    (d) Authorization. Foothill has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Foothill and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Foothill. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Foothill as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Foothill enforceable against Foothill in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and the availability of equitable remedies, including specific performance.

    Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Foothill of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Foothill with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Foothill or any Foothill Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Foothill or any Foothill Subsidiary is a party or by which it may be bound, or to which Foothill or any Foothill Subsidiary or any of the properties or assets of Foothill or any Foothill Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Foothill, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Foothill or any Foothill Subsidiary or any of their respective properties or assets.

    Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states, the Investment Advisors Act of 1940, as amended (the "IAA") or filings, consents, reviews, authorizations, approvals or exemptions required to be made with the New York and Chicago Stock Exchange or under the Bank Holding Company Act of 1956, as amended (the "BHC Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Foothill of the transactions contemplated by this Agreement and the Merger Agreement.

    (e) Foothill Financial Statements. The consolidated balance sheets of Foothill and its consolidated subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by Ernst & Young and included in Foothill's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Foothill 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated statements of financial condition of Foothill and its consolidated subsidiaries as of March 31, 1995 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three months then ended included in Foothill's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995 as filed with the SEC (collectively, the "Foothill Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Foothill and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of Foothill and its consolidated subsidiaries for the periods then ended.

    (f) Reports. Since December 31, 1990, Foothill and each Foothill Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements and other filings required under the IAA, and (ii) any applicable state securities authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Foothill Reports". As of their respective dates, the Foothill Reports complied in all material respects with all the rules and regulations promulgated by the SEC applicable to such Foothills Reports and applicable state securities authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Foothill Reports have been made available to Norwest by Foothill.

    (g) Properties and Leases. Except as may be reflected in the Foothill Financial Statements and except for any lien for current taxes not yet delinquent, Foothill and each Foothill Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Foothill's consolidated balance sheet as of December 31, 1994 included in Foothill's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Foothill or any Foothill Subsidiary pursuant to which Foothill or such Foothill Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Foothill or such Foothill Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default.

    (h) Taxes. Each of Foothill and the Foothill Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or has set up an adequate reserve for the payment of all taxes owed by it required to be paid in respect of the periods covered by such returns, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Foothill and the Foothill Subsidiaries for the fiscal year ended December 31, 1990, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Foothill nor any Foothill Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Foothill or any Foothill Subsidiary which has not been settled, resolved and fully satisfied. Each of Foothill and the Foothill Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of March 31, 1995, referred to in paragraph 2(e) hereof, includes, in accordance with generally accepted accounting principles, adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Foothill and the Foothill Subsidiaries with respect to all periods through the date thereof.

    (i) Absence of Certain Changes. Except as contemplated in this Agreement, the Merger Agreement, and the Stock Option Agreement, since December 31, 1994 there has been no change in the business, financial condition or results of operations of Foothill or any Foothill Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Foothill and the Foothill Subsidiaries taken as a whole.

    (j) Commitments and Contracts. Except as disclosed in Foothill Reports or as set forth on Schedule 2(j), and except for commitments and contracts authorized or required to be entered into between the date hereof and the closing date neither Foothill nor any Foothill Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Foothill or such Foothill Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Foothill or any Foothill Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Foothill or any Foothill Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $150,000 or more.

    (k) Litigation and Other Proceedings. Foothill has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Foothill with respect to loss contingencies as of December 31, 1994 in connection with the Foothill financial statements included in the Foothill 10-K, and (ii) a written list of legal and regulatory proceedings filed against Foothill or any Foothill Subsidiary since said date. Neither Foothill nor any Foothill Subsidiary is a party to any pending or, to the best knowledge of any senior officer of Foothill, after diligent inquiry, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Foothill and the Foothill Subsidiaries taken as a whole.

    (l) Insurance. Foothill and each Foothill Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Foothill has owned such Foothill Subsidiary) has been insured, for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

    (m) Compliance with Laws. Foothill and each Foothill Subsidiary have complied with all applicable federal, state or local laws, statutes and ordinances, and any applicable rule, regulation or order thereunder, except for possible violations which individually or in the aggregate do not and would not have a material adverse effect on Foothill and the Foothill Subsidiaries taken as a whole. Foothill and each Foothill Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Foothill and the Foothill Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Foothill, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Foothill and each Foothill Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to the business of Foothill and the Foothill Subsidiaries taken as a whole, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation, including but not limited to state usury laws. To the best of Foothill's knowledge, neither Foothill nor any Foothill Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Foothill or any Foothill Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Foothill and the Foothill Subsidiaries taken as a whole. Neither Foothill nor any Foothill Subsidiary is subject to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any continuing board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of thrifts or savings and loan or thrift holding companies or engaged in the insurance of bank deposits with respect to Pacific Crest Capital, Inc. or Pacific Crest Investment and Loan (formerly known as Foothill Thrift and Loan).

    (n) Labor. No work stoppage involving Foothill or any Foothill Subsidiary is pending or, to the best knowledge of any senior officer of Foothill, after diligent inquiry, threatened. Neither Foothill nor any Foothill Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Foothill and the Foothill Subsidiaries taken as a whole. Employees of Foothill and the Foothill Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

    (o) Material Interests of Certain Persons. Except as set forth in the Foothill Reports, to the best knowledge of Foothill, no officer or director of Foothill or any Foothill Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Foothill or any Foothill Subsidiary.

    (p)  Foothill Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Foothill or any Foothill Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Foothill or any Foothill Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Foothill or the Foothill subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Foothill does not know of the existence of a fact which is likely to have an adverse effect on the qualified status of any plan within the meaning of Section 401(a) of the Code or that its related trust is not exempt from taxation under
     Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Foothill, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Foothill, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Foothill and the Foothill Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Foothill or any Foothill Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

    (q) Proxy Statement, etc. None of the information regarding Foothill and the Foothill Subsidiaries supplied or to be supplied by Foothill to Norwest for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Foothill Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Foothill's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Foothill and the Foothill Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Foothill nor any Foothill Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

    (s) Brokers and Finders. Except as set forth on Schedule 2(s), neither Foothill nor any Foothill Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Foothill or any Foothill Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

    (t) Fiduciary Activities. Foothill and each Foothill Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Foothill and the Foothill Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Foothill, any Foothill Subsidiary, nor, to the knowledge of the senior officers of Foothill, after diligent inquiry, any director, officer or employee of Foothill or any Foothill Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Foothill and the Foothill Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    (u) No Defaults. Neither Foothill nor any Foothill Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Foothill and the Foothill Subsidiaries, taken as a whole. To the best of Foothill's knowledge, all parties with whom Foothill or any Foothill Subsidiary has material leases, agreements or contracts or who owe to Foothill or any Foothill Subsidiary material obligations other than with respect to those arising in the ordinary course of the lending business of the Foothill Subsidiaries are in compliance therewith in all material respects.

    (v) Environmental Liability. There is no legal, administrative, or other proceeding, or action of any nature seeking to impose, or that could result in the imposition of, on Foothill or any Foothill Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Foothill's knowledge, threatened against Foothill or any Foothill Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Foothill and Foothill's Subsidiaries taken as a whole; to the best of Foothill's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best knowledge of any senior officer of Foothill, after diligent inquiry, neither Foothill nor any Foothill Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Foothill has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each owned facility and each non-residential OREO property.

    (w) Antitakeover Provisions Not Applicable. The provisions of Section 203 of the Delaware General Corporation Law as they relate to Foothill do not and will not apply to the Stock Option Agreement, this Agreement, the Merger or the transactions contemplated hereby or thereby.

    (x) Registered Investment Advisor. Foothill is a registered investment advisor under the IAA.

    (y) Registered Investment Company. Neither Foothill, nor either of the Partnerships, is an "investment company" within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended (the "1940 Act"), by virtue of one or more exclusions therefrom provided for in the 1940 Act, and specifically with respect to each of the Partnerships, by virtue of the exclusion from such definition provided for under Section 3(c)(1) of the 1940 Act for an issuer whose outstanding securities are "beneficially owned" (determined pursuant to Section 3(c)(1) of the 1940 Act) by not more than 100 persons and who does not presently propose to make a public offering of its securities; and to the extent Foothill or either of the Partnerships may be deemed to be an investment company under the 1940 Act, they are each exempt from registration under the 1940 Act pursuant to one or more exemptions from such registration provided for under the 1940 Act.

    3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Foothill as follows:

    (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest has furnished to Foothill true copies of its Certificate of Incorporation and By-laws. Norwest is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act.

    (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1994, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

    (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1994, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, and 1,143,675 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value and 14,265 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding,
(ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1994, 309,144,857 shares were outstanding and 13,939,617 shares were held in the treasury, and (iii) 4,000,000 shares of Preference Stock, no par value, of which as of the close of business on April 30, 1995, no shares were outstanding.

    (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. The shares of Norwest Common Stock to be issued in the Merger when issued as contemplated by this Agreement, will be legally and validly issued, fully paid, and nonassessable. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights and the availability of equitable remedies, including specific performance.

    Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of
(x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

    Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, the IAA, or filings, consents, reviews, authorizations, approvals or exemptions required to be made with the New York and Chicago Stock Exchanges or under the BHC Act or the HSR Act, and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

    (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by KPMG Peat Marwick, L.L.P. and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of March 31, 1995 and the related unaudited consolidated statements of income and cash flows for the three months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

    (f) Reports. Since December 31, 1990, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of December 31, 1994 included in Norwest's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

    (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

    (i) Absence of Certain Changes. Since December 31, 1994, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

    (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1994 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

    (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

    (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

    (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest and the Norwest Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to Norwest and the Norwest Subsidiaries taken as a whole, business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. To the best of Norwest's knowledge, neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

    (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

   (o)  Norwest Benefit Plans.

          (i) As of September 1, 1994, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

    (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement,

(ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

    (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

    (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

    (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business and enter into and perform its obligations under the Merger

Agreement, and the execution and delivery by Merger Co. of the Merger Agreement shall have been duly authorized by the Board of Directors and shareholders of Merger Co.

    (u) Operations of Foothill. Subject to any changes authorized, required or contemplated by this Agreement, or as disclosed by Norwest to Foothill, Norwest does not have any current plans following the Effective Time to (i) materially change the operations, nature of business or location of operations of Foothill as conducted immediately prior to the Effective Time, (ii) cause Foothill to sell, transfer or otherwise dispose of all or substantially all of its assets, except for dispositions made in the ordinary course of business, (iii) liquidate Foothill, (iv) merge Foothill with or into another corporation, including Norwest or its affiliates, (v) sell, distribute, or otherwise dispose of the common stock of Foothill owned by Norwest, or (vi) issue additional shares of stock, (or rights to acquire shares of stock) of Foothill that would result in Norwest losing control of Foothill within the meaning of Section 368(c) of the Code.

    4. COVENANTS OF FOOTHILL. Foothill covenants and agrees with Norwest as follows:

    (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Foothill shall, and shall cause each Foothill Subsidiary to: (i) maintain its corporate existence in good standing; (ii) maintain the general character of its business and conduct its business in its ordinary and usual manner; (iii) extend credit in accordance with existing lending policies, except that Foothill and each Foothill Subsidiary (other than the Partnerships) shall not, without the prior written consent of Norwest, make any new loan or, except for the loans set forth on
Schedule 4(a)(iii), modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $20,000,000;
(iv) maintain proper business and accounting records in accordance with generally accepted principles; (v) maintain its properties in good repair and condition, ordinary wear and tear excepted; (vi) maintain in all material respects presently existing insurance coverage; (vii) use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; (viii) use its best efforts to obtain any approvals or consents required to maintain existing material leases and other material contracts in effect following the Merger; (ix) comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Foothill and each Foothill Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Foothill and the Foothill Subsidiaries taken as a whole; and (x) permit Norwest and its representatives (including KPMG Peat Marwick, L.L.P.) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Foothill herein expressed.

    (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Foothill and each Foothill Subsidiary (other than the Partnerships, except with respect to (i), (iii), (iv) or (xiv)) will not (without the prior written consent of Norwest):
(i) amend or otherwise change its articles of incorporation or association or by-laws or Partnership Agreements; (ii) issue or sell or authorize for issuance or sale, or grant any options, stock appreciation rights, warrants or awards or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Foothill may issue shares of Foothill Common Stock upon the exercise of the option granted under the Stock Option Agreement or upon the exercise of outstanding stock options described in Schedule 4(b); (iii) authorize or incur any long-term debt, except as required in the normal course of its business and, in the case of the Partnerships, as required or authorized by the FPI and FPII partnership agreements; (iv) mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business and, in the case of the Partnerships, as required or authorized by the FPI and FPII partnership agreements; (v) enter into any material agreement, contract or commitment in excess of $200,000 except lending transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; (vi) make any equity security investments except investments required to be made by the "Co-Investor" provisions of the FPI and FPII partnership agreements ; (vii) amend or terminate any Plan except as required by law; (viii) make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; (ix) except with respect to the payment prior to the closing date of cash dividends paid on a quarterly basis in accordance with past practices (including up to a $.08 per share dividend for Foothill's 1995 second quarter record date and up to $.10 per share for third and fourth quarter record date dividends and first quarter 1996 record date dividends of up to $.12 per share) and except for quarterly cash dividends of no more than $2.70 per share of Preferred Stock, pursuant to the Certificate of Designation, Voting Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of the Preferred Stock, declare, set aside, make or pay any dividend or other distribution with respect to its capital stock and except for any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; provided that the dividends otherwise permitted to be paid hereunder may not be declared and paid in any particular quarter if the Closing of the Merger occurs in such quarter and former shareholders of Foothill would become shareholders of record of Norwest for the purposes of qualifying for the quarterly Norwest dividend payable to shareholders of Norwest Common Stock for such quarter; (x) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Foothill; (xi) except for increases of salaries in the ordinary course of business consistent with past practice, and except for the payment to participants in Foothill's Stock Purchase Plan of up to $8.00 per share of Foothill Common Stock allocated to such participant as of the earliest to occur of the Closing Date or September 30, 1995 upon termination of such plan, increase in any manner the compensation or fringe benefits of, or pay any benefit not required by any Plan or agreement as in effect as of the date of this Agreement (including, without limitation, the granting of stock options, stock appreciation rights, warrants, or awards to any director, officer, or employee); (xii) enter into or modify any contract, agreement, commitment or arrangement providing for the payment to or indemnification of any director, officer, employee or consultant of Foothill or any Foothill Subsidiary of compensation or benefits, except for the entering into of employment agreements in substantially the form of Exhibit C2 with the persons listed on Exhibit C1;
(xiii) sell or otherwise dispose of any shares of the capital stock of any Foothill Subsidiary or sell or otherwise dispose of Foothill's partnership interest in the Partnerships; (xiv) sell or otherwise dispose of any of its assets or properties, other than in the ordinary course of business, and, in the case of the Partnerships, as required or authorized by the FPI and FPII partnership agreements; (xv) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time of the Merger, or in any of the conditions to the Merger set forth in Section 7 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; and (xvi) become a general partner in any partnership (except for the Partnerships).

    (c) The Board of Directors of Foothill will duly call, and will cause to be held not later than the later of thirty (30) calendar days or twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Foothill will cause proper notice of such meeting to be given to its shareholders in compliance with the Delaware General Corporation Law and other applicable law and regulation. The Board of Directors of Foothill will recommend the affirmative vote in favor of approval of this Agreement and the Merger Agreement, and use its best efforts to solicit from its shareholders proxies in favor thereof, provided, however, that if the Board of Directors determine in good faith based on the advice of Foothill's outside counsel that failure to take such action would result in a breach of its fiduciary duties and is legally advisable as determined by Foothill's Board of Directors after consultation with Foothill's outside counsel, then in such case, the Board of Directors may amend or withdraw its recommendation regarding the Merger and withhold soliciting proxies in favor thereof.

    (d) Foothill will furnish or cause to be furnished to Norwest all the information concerning Foothill and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Ernst & Young to use such opinion in such Registration Statement.

    (e) Foothill will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Foothill to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

    (f) Foothill will deliver to Norwest at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

    (g) Foothill will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Foothill and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Foothill's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Foothill, in the public domain, or later acquired by Foothill from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

    (h) Neither Foothill, nor any Foothill Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, (i) solicit, authorize the solicitation of, or (ii), except to the extent, based on the advice of counsel, legally advisable by the Board of Directors in the discharge of their fiduciary duties under applicable law, enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (A) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Foothill or any Foothill Subsidiary, (B) to make a tender or exchange offer for any shares of such common stock or other equity security, (C) to purchase, lease or otherwise acquire the assets of Foothill or any Foothill Subsidiary except in the ordinary course of business, or (D) to merge, consolidate or otherwise combine with Foothill or any Foothill Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Foothill or any Foothill Subsidiary concerning any of the foregoing, Foothill or such Foothill Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

    (i) Foothill shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

    (j) Foothill and each Foothill Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and (iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

    (k) Neither Foothill nor any Foothill Subsidiary shall take any action which with respect to Foothill would disqualify the Merger as a "pooling of interests" for accounting purposes.

    (l) Foothill shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Foothill who may reasonably be deemed an "affiliate" of Foothill within the meaning of such term as used in Rule 145 under the Securities Act.

    (m) Foothill shall establish such additional accruals and reserves as may be necessary to conform Foothill's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Foothill's business following the Merger and to provide for the costs and expenses relating to the consummation by Foothill of the Merger and the other transactions contemplated by this Agreement.

    (n) Foothill shall obtain, at its sole expense, Phase I environmental assessments for each facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Foothill shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments.

    (o) Foothill shall take all action necessary to terminate Foothill's 1978 Amended and Restated Stock Option Plan (the "Option Plan") and 1990 Performance and Equity Incentive Plan ("Incentive Plan") to provide for the acceleration of the vesting rights of the options ("Options") issued thereunder to permit such Options to be immediately exercisable and to provide for the termination of any unexercised Options prior to the Effective Time of the Merger and shall obtain the written consent or acknowledgment of the holders of such Options to such termination in exchange for (i) the acceleration of such Options in accordance with the terms of the Option Plan and Incentive Plan and (ii) the exchange of such Options for shares of Norwest Common Stock as set forth in paragraph 1(a)(iii).

    (p) Foothill shall use its best efforts to obtain any required consents required to be given by the general and limited partners of FPI and FPII to the Merger and as may be necessary or required in order to conform the activities of FPI and FPII to those permissible for bank holding companies and their subsidiaries under the BHC Act and other applicable banking laws and regulations and to such conditions and requirements imposed in the approvals contemplated under paragraphs 6(e) and 7(e).

    (q) Foothill agrees, if requested by Norwest, to cancel or, in the alternative, to transfer to Foothill's employees in exchange for payment to Foothill of the policy premiums paid by Foothill, the split dollar insurance policies maintained by Foothill on its employees.

    (r) Foothill shall use its best efforts to cause the employees listed on Exhibit C1 to execute the Employment and Non-Competition Agreements substantially in the form of Exhibit C2 hereof prior to the Closing Date.

    (s) Foothill shall take all action necessary to terminate Foothill's Director's Pension Plan and Executive Supplement Retirement Plan as of no later than the Effective Time of Merger.

    (t) Foothill shall take all action necessary to terminate Foothill's Stock Purchase Plan as of no later than the earliest to occur of the Effective Time of the Merger or September 30, 1995 and distribute to the participants therein the amount contributed by such participants to such plan from January 1, 1995 to the date of termination, plus the amount referred to in paragraph 4(b)(xi).

    (u) Foothill shall execute and deliver the Merger Agreement prior to the Closing Date.

    (v) Subject to the terms and conditions herein provided, Foothill agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement , the Merger Agreement and the Stock Option Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the BHC Act and HSR Act and with all applicable governmental entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) or the Stock Option Agreement.

    (w) Foothill shall use its best efforts to terminate, effective prior to the Closing Date, that certain Preferred Stock Purchase Agreement between Foothill and Recovery Equity Investors, L.P. ("REI") dated May 10, 1991 ("Preferred Stock Agreement") and that certain Registration Rights Agreement between Foothill and REI dated June 27, 1991 ("Registration Agreement").

    5. COVENANTS OF NORWEST. Norwest covenants and agrees with Foothill as follows:

    (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

    (b) Norwest will furnish to Foothill all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Foothill, or in any statement or application made by Foothill to any governmental body in connection with the transactions contemplated by this Agreement.

    (c) As promptly as practicable after the execution of this Agreement, Norwest will prepare, with the assistance of Foothill, as appropriate (including, but not limited to preparation by Foothill and its counsel of applicable disclosure in the registration Statement relating to Foothill) and file with the SEC a registration statement on Form S-4 (the "Registration Statement") together with the Prospectus/Proxy Statement to be included therein under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Foothill pursuant to the Merger Agreement. Each of Norwest (and Foothill) shall use its best efforts to respond promptly as is practicable to comments from the SEC, if any and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Foothill shareholders, at the time of the Foothill shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Foothill or any Foothill subsidiary for use in the Registration Statement or the Prospectus. Each of Norwest and Foothill will notify the other promptly as is practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4 or Prospectus/Proxy Statement or for additional information and will supply the other with copies of all correspondence with the SEC or its staff with respect to the S-4 or the Prospectus/Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the S-4 or the Prospectus/Proxy Statement, Norwest or Foothill, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Foothill, of such amendment or supplement.

    (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

    (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Foothill pursuant to this Agreement and the Merger Agreem ent will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Foothill pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

    (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

    (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Foothill to obtain all such approval and consents required by Foothill. Norwest will respond as promptly as practicable to any inquiries received from any regulatory agency.

    (h) Norwest will hold in confidence all documents and information concerning Foothill and Foothill's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Foothill (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Foothill.

    (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Delaware General Corporation Law.

    (j) Norwest will deliver to Foothill at the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

    (k) Norwest shall consult with Foothill as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

    (l) Norwest shall give Foothill written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

    (m) Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Merger as a "pooling of interests" for accounting purposes.

    (n) For a period not exceeding fifteen (15) days prior to the Closing Date, Norwest will permit Foothill and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Foothill or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

    (o) Subject to the terms and conditions herein provided, Norwest agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement , the Merger Agreement and the Stock Option Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the BHC Act and HSR Act and with all applicable governmental entities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) or the Stock Option Agreement.

    (p) Merger Co. shall execute and deliver the Merger Agreement prior to the Closing Date.

    (q) From and after the Effective Time of Merger: (i) Norwest shall indemnify, defend and hold harmless the officers, directors and employees of Foothill and the Foothill Subsidiaries (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under Foothill's or a Foothill Subsidiary's Certificate of Incorporation or Articles of Incorporation and By-laws as in effect as of the Effective Time of the Merger; and (ii) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of an Indemnified Party in Foothill's Certificate of Incorporation or By-laws or similar governing documents of any Foothill Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from facts or events that occurred before the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(q) shall be deemed to preclude the liquidation, consolidation or merger of Foothill or any Foothill Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger. Notwithstanding anything to the contrary contained in this paragraph 5(q), nothing contained herein shall require Norwest or Foothill to indemnify any person who was a director or officer of Foothill or any Foothill Subsidiary to a greater extent than Foothill or any Foothill Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

    (r) With respect to the persons listed on Schedule 5(r) hereof and who currently hold Options which constitute "Incentive Stock Options" for purposes of the Code ("ISO"), which Options as a result of the transactions contemplated by this Agreement will not be treated as ISO's by virtue of (S)422(d) of the Code, Norwest agrees to grant to such person non-qualified options to acquire Norwest Common Stock pursuant and subject to the terms and conditions of the Norwest Corporation 1985 Long-Term Incentive Compensation Plan. Said Norwest options will be granted at the first meeting of the Human Resources Committee of the Norwest Board of Directors following the Closing and shall be determined pursuant to the following formula (rounded up to the next nearest whole share):

    .11(G)
- --------------
                    = X
 .36 (FMV)

Where (i) G = the amount of the compensation income for federal income tax purposes resulting from the exchange or exercise of such ISO's;

         (ii) FMV = the fair market value of Norwest Common Stock at the time of grant; and

         (iii) x = the total number of Norwest options to be granted.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF FOOTHILL. The obligation of Foothill to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in whole or in part in writing by Foothill:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material. For purposes of this section, "material" shall mean that the untruth or incorrectness of such representation or warranty would cause a material adverse effect on the business, financial condition or assets of Norwest and the Norwest Subsidiaries taken as a whole.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Foothill shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Foothill required for approval of a plan of merger in accordance with the provisions of Foothill's Certificate of Incorporation and the Delaware General Corporation Law.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Foothill pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Foothill shall have received an opinion, dated the Closing Date, of counsel to Foothill, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Foothill Common Stock or Preferred Stock upon the conversion of their shares into Norwest Common Stock pursuant to the terms of the Merger (except to the extent cash is received in lieu of fractional shares);
(iii) the tax basis of the shares of Norwest Common Stock received by the shareholders of Foothill on the conversion of the Foothill Common Stock and Preferred Stock pursuant to the Merger will be the same as the basis of Foothill Common Stock or Preferred Stock converted (less any portion of such basis allocable to any fractional interest in any shares of Foothill Common Stock or Preferred Stock); and (iv) the holding period of the shares of Norwest Common Stock into which the Foothill Common Stock and Preferred Stock are converted will include the holding period of the Foothill Common Stock or Preferred Stock, provided such shares of Foothill Common Stock or Preferred Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j)  Merger Co. shall have executed and delivered the Merger Agreement.

     (k) Norwest and each Norwest Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (l) Foothill shall have received the opinion of Norwest's counsel dated the Closing Date in form and substance reasonably satisfactory to Foothill to the effect that (i) Norwest is duly organized and existing under the laws of the State of Delaware and (ii) all necessary corporate action on the part of Norwest has been taken to authorize the issuance of the shares of Norwest Common Stock in connection with the Merger, and when issued as described in the Registration Statement, such shares will be legally and validly issued, fully paid, and nonassessable.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Foothill and the Foothill Subsidiaries taken as a whole as if made at the Time of Filing. For purposes of this section, "material" shall mean that the untruth or incorrectness of such representation or warranty would cause a material adverse effect on the business, financial condition or results of operation of Foothill and the Foothill Subsidiaries taken as a whole.

     (b) Foothill shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Foothill required for approval of a plan of merger in accordance with the provisions of Foothill's Certificate of Incorporation and the Delaware General Corporation Law.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Foothill, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Foothill or any Foothill Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest. For purposes of the foregoing, "unreasonably burdensome" shall mean any condition which could reasonably be expected to have a material adverse effect on the business, financial condition, capital requirementsor results of operation (including, with respect to Foothill, Foothill's operating plans) of Norwest or the Norwest Subsidiaries taken as a whole or Foothill or the Foothill Subsidiaries taken as a whole or which would result in the inability of Foothill to continue to act as an investment advisor to the Partnerships or requiring divestiture by Foothill of any or all of its general partnership interest in the Partnerships or the liquidation or dissolution of the Partnerships.

     (f) Foothill and each Foothill Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Foothill's or such subsidiary's business required for the consummation of the Merger, and Foothill and each Foothill Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) The Merger shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from KPMG Peat Marwick, L.L.P. and Ernst & Young opinions to that effect.

     (i) At any time since the date hereof the total number of shares of Foothill Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares, if any, and other share-equivalents constitute Foothill Common Stock) of all warrants, options, conversion rights, phantom shares, if any, or other share-equivalents, other than any option held by Norwest, shall not have exceeded 17,843,359.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Foothill a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance reasonably satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Foothill included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Foothill;

          (ii) the amounts reported in the interim quarterly financial statements of Foothill agree with the general ledger of Foothill;

          (iii) the annual and quarterly financial statements of Foothill and the Foothill Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from March 31, 1995 (or, if later, since the date of the most recent unaudited consolidated financial statements of Foothill and the Foothill Subsidiaries as may be included in the Registration Statement) to the last day of the month immediately preceding the effective date of the Registration Statement or the last day of the month immediately preceding the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Foothill and the Foothill Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Foothill and the Foothill Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Foothill and the Foothill Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Foothill and the Foothill Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Foothill included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Notice shall not have been received by Foothill relating to, or any senior officer of Foothill, after diligent inquiry, shall become aware of, a basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Foothill or any Foothill Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Foothill and its subsidiaries taken as a whole.

     (m) Since March 31, 1995, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Foothill and the Foothill Subsidiaries taken as a whole.

     (n) Foothill shall have obtained all necessary or required consents of the general and limited partners of FPI and FPII to the Merger and to the matters referred to in paragraph 4(p).

     (o) Foothill shall have terminated the Option Plan and Incentive Plan and all outstanding Options shall have exercised or terminated as required in paragraph 4(o).

     (p) Foothill shall have terminated Foothill's Directors Pension Plan and Executive Supplement Retirement Plan effective as of no later than the Effective Time of Merger.

     (q) The persons listed on Exhibit C1 shall have entered into the Employment and Non-Competition Agreements in substantially the form of Exhibit C2 hereto.

     (r)  Foothill shall have executed and delivered the Merger Agreement.

     (s) The Foothill Stock Purchase Plan shall have been terminated as provided in paragraph 4(t).

     (t) Norwest shall have received an opinion of counsel to Foothill dated the Closing Date, in form and substance reasonably satisfactory to Norwest to the effect that (i) Foothill is duly organized and existing under the State of Delaware and (ii) that the execution, delivery and performance of the Agreement and the Merger Agreement has been duly and validly authorized by all necessary corporate action.

     (u) The Preferred Stock Agreement and Registration Agreement shall have been terminated.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Foothill or any Foothill Subsidiary as of the Effective Date of the Merger ("Foothill Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Foothill employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (but not subject to any pre-existing conditions exclusions except for the Norwest Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger:

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

For the purpose of determining each Foothill Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an Foothill Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Each Foothill Employee will be credited under the Norwest Medical Plan for the amount of any deductible already satisfied under Foothill's Plan prior to Closing. After the Effective Date of the Merger, Foothill Employees will be subject to Norwest's Vacation Program in accordance with the terms of that Program, with full credit for years of past service to Foothill and the Foothill Subsidiaries. For purposes of the Short Term Disability Plan and Severance Policy, Foothill Employees will receive full credit for years of past service with Foothill and the Foothill Subsidiaries.

Foothill Employees shall not be entitled to past service credit with regard to retiree medical benefits.

     (b)  Employee Retirement Benefit Plans.

Each Foothill Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Foothill and the Foothill Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each Foothill Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

    9.  TERMINATION OF AGREEMENT.

   (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by March 31, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

          (iii) by Foothill or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreementor;

          (iv) by Norwest, if the Board of Directors of Foothill does not publicly recommend in the Proxy Statement that the holders of the Foothill Common Stock approve and adopt this Agreement, or if after recommending in the Proxy Statement that stockholders approve and adopt this Agreement, the Board of Directors of Foothill shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Norwest.

    (b) In the event of termination of this Agreement by either Norwest or Foothill as provided in paragraph (a), this Agreement shall forthwith become void and have no effect except that (i) termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, Foothill from any liability or damage to Norwest arising out of Foothill's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, (ii) the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination; and (iii) in the event that this Agreement shall have been terminated by Foothill pursuant to paragraph 9(a)(ii) because of the failure of Norwest to perform or observe in all material respects the covenants and agreements to be performed by Norwest or such other willful action that results in a material breach of the warranties and representations made by Norwest, or willful and material failure in performance of any of Norwest's covenants, agreements, duties or obligations arising hereunder, and all of the conditions to consummation of the Merger set forth in Section 7 have been satisfied or, with respect to conditions relating to the delivery of officers' certificates and opinions, would have been satisfied had the Closing actually occurred, Norwest agrees, at the request of Foothill, to purchase Foothill Senior Subordinated Debt in an amount and pursuant to the terms and conditions of that certain Funding Agreement of even date herewith between Norwest and Foothill and Foothill Capital Corporation ("Funding Agreement") which purchase shall be in lieu of liquidated damages and in full and complete satisfaction of any further liability of Norwest for any claims, damages or losses incurred or alleged to have been incurred by Foothill by virtue of or arising out of such termination.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Foothill and Foothill Subsidiaries shall be borne by Foothill, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

     If to Norwest:

          Norwest Corporation
          Sixth and Marquette
          Minneapolis, Minnesota 55479-1026
          Attention: Secretary

     If to Foothill:

          The Foothill Group, Inc.
          11111 Santa Monica Boulevard
          15th Floor
          Los Angeles, CA 90025
          Attention: Henry Jordan, Chief Financial Officer

          With a copy to:

               Buchalter, Nemer, Fields & Younger
               601 South Figueroa Street
               Los Angeles, CA 90017
               Attention: Mark A. Bonenfant

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement, the Merger Agreement, the Stock Option Agreement and the Funding Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Foothill shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION              FOOTHILL GROUP, INC.


By: /s/ James R. Campbell        By: /s/ Don L. Gervirtz
    -------------------------        --------------------------------
Its: Executive Vice President    Its: Chairman of the Board and Chief
     ------------------------          Executive Officer
                                      -------------------------------

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                              FOOTHILL GROUP, INC.
                             a Delaware corporation
                          (the surviving corporation)
                                      AND
                                   MERGER CO.
                             a Delaware corporation
                            (the merged corporation)

   This Agreement and Plan of Merger dated as of __________, 19__, between FOOTHILL GROUP, INC., a Delaware corporation (hereinafter sometimes called "Foothill" and sometimes called the "surviving corporation") and MERGER CO., a Delaware corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

   WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Delaware on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Merger Co. has authorized capital stock of ________ shares of common stock having a par value of $_____ per share ("Merger Co. Common Stock"), of which _________ shares were outstanding as of the date hereof; and

   WHEREAS, Foothill was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Delaware on ________, 19__ and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Foothill has authorized capital stock of 22,000,000 shares of Common Stock, no par value ("Foothill Common Stock"), of which _______ shares were outstanding and _____ shares were held in the treasury as of ___________ 19__, 1,000,000 shares of Series A convertible Preferred Stock, $1.00 par value per share ("Preferred Stock") of which _____ shares were outstanding and no shares were held in the treasury as of _____________, 19___; and

   WHEREAS, Norwest Corporation and Foothill are parties to an Agreement and Plan of Reorganization dated as of May ___, 1995 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

   WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Foothill, with Foothill continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law, which statute permits such merger; and

   WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) of the Internal Revenue Code, as amended, by virtue of the provisions of Section 368(a)(2)(E) of the Code and that as a condition to the obligations of the parties hereunder that the Merger be treated as a "pooling" for accounting purposes;

   NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Foothill pursuant to the laws of the State of Delaware, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Foothill, the mode of carrying said merger into effect, the manner and basis of converting the shares of Foothill Common Stock and Preferred Stock and unexercised options of Foothill convertible into Foothill Common Stock ("Options") into shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

   FIRST: At the time of merger Merger Co. shall be merged with and into Foothill, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be Foothill Group, Inc.

   SECOND: The Articles of Incorporation of Foothill at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

          [Amend to change name, number of directors, etc.]

   THIRD: The By-Laws of Foothill at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

   FOURTH: The following persons at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

          [List Names]

   FIFTH: The following persons at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

          [List Names]

   SIXTH: The manner and basis of converting the shares of Foothill Common Stock and Preferred Stock and Options into cash or shares of Norwest Common Stock shall be as follows:

     1. (a) Each of the shares of Foothill Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for .920 shares of Norwest Common Stock.

          (b) Each of the shares of Preferred Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for 6.1333272 shares of Norwest Common Stock.

          (c) the shares of Foothill Common Stock subject to each unexercised Option (as defined in paragraph 4(o) of the Reorganization Agreement) having an exercise price that is less than the "Fair Market Value" (as defined below) per share of Foothill Common Stock and whose holder shall have entered into an agreement with Foothill pursuant to paragraph 4(o) hereof (the "Option Shares"), shall be converted into and exchanged for that number of fully paid and nonassessable shares of Norwest Common Stock determined as follows: (i) by dividing (A) the aggregate Fair Market Value of the Option Shares less the aggregate exercise price thereof by (B) the Fair Market Value of one share of Foothill Common Stock, and then (ii) multiplying the number obtained as the result of such division by .920.
     For purposes of this paragraph 1(c), the term "Fair Market Value" with respect to Foothill Common Stock shall mean the per share price of Foothill Common Stock as reported by the consolidated tape of the New York Stock Exchange for the trading day immediately preceding the "Closing Date" (as that term is defined in the Reorganization Agreement).

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Foothill Common Stock or Preferred Stock outstanding immediately prior to the time of merger and of Options unexercised prior to the time of merger, the holder of which shall have entered into the Agreement referred to in 1(c) above, shall be entitled, upon surrender of such certificate or instrument representing Options for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Foothill Common Stock and Preferred Stock or instrument representing an Option shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Foothill Common Stock or Preferred Stock or Options have been converted on the basis above set forth; provided, however, until the holder of such certificate for Foothill Common Stock or Preferred Stock or instrument representing Options shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then (i) the number of shares of Norwest Common Stock, if any, into which a share of Foothill Common Stock or Preferred Stock or an Option shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Foothill Common Stock or Preferred Stock or Options shall be converted will equal the number of shares of Norwest Common Stock which the the holders of a share of Foothill Common Stock or Preferred Stock or Options would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the time of merger and (ii) if a Norwest Common Stock Adjustment occurs between the date of the Reorganization Agreement and any date that the closing price of a share of Norwest Common Stock is used for purposes of the Reorganization Agreement or this Agreement, the closing price of a share of Norwest Common Stock for such purposes shall be the sum of the closing prices on the date of each such determination of the number of shares of Norwest Common Stock and/or other securities, if any, (in each case as reported on the consolidated tape of the New York Stock Exchange on such date) issued with respect to one share of Norwest Common Stock as a result of the Norwest Common Stock Adjustment.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the meeting of shareholders held to vote on the merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.

     6. At the Effective Date the stock transfer agent books of Foothill shall be closed and no transfer of shares of Foothill Common Stock or Preferred Stock or Options shall be made thereafter. In the event that after the Effective Date, certificates or Options are presented to Foothill they shall be canceled and exchanged for Norwest Common Stock.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Delaware; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Foothill in accordance with the Delaware General Corporation Law; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Delaware General Corporation Law, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Foothill and by the Secretary or an Assistant Secretary of Foothill, and shall be filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

     2. The merger shall become effective as of 11:59 p.m., Minneapolis, Minnesota time (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Foothill shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section _______ of the Delaware General Corporation Law.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The surviving corporation shall (i) file with the Secretary of State of the State of Delaware an agreement that it may be served with process within or without the State of Delaware in the courts of the State of Delaware in any proceeding for the enforcement of any obligation of Merger Co. and in any proceeding for the enforcement of the rights of a dissenting shareholder of Merger Co. against Foothill, and (ii) file with said Secretary of State an agreement that it will promptly pay to the dissenting shareholders of Merger Co. the amount, if any, to which such dissenting shareholders will be entitled under the provisions of the Delaware General Corporation Law with respect to the rights of dissenting shareholders.

     2. The registered office of the surviving corporation in the State of Delaware shall be _______________, and the name of the registered agent of Foothill at such address is The Corporation Trust Company.

     3. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Foothill and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     4. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     5. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

     6. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     7. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Delaware, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                         FOOTHILL GROUP, INC.


                         By: _________________________________
                         Its:  _________________________________

(Corporate Seal)


Attest:


__________________________
        Secretary


                         MERGER CO.


                         By: ________________________________
                         Its:  ________________________________

(Corporate Seal)


Attest:


__________________________
        Secretary

                                                                       EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Foothill Group, Inc., a Delaware corporation ("Foothill").

     Pursuant to an Agreement and Plan of Reorganization, dated as of ________, 1995, (the "Reorganization Agreement"), between Foothill and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Foothill (the "Merger") and as a result, I will receive in exchange for each share of Series A Common Stock, no par value, of Foothill ("Foothill Common Stock") and Series A Convertible Preferred Stock, $1.00 par value per share of Foothill owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Foothill Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Foothill and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Foothill.

                                    Sincerely,

                                    _________________________

                                                                       EXHIBIT C
                                                                   DRAFT 6/28/95


               BancOne Corporation
               Bank of Boston Corporation
               Bank of New York
               BankAmerica Corporation
               Barnett Banks, Inc.
               Boatmen's Bancshares
               Comerica, Inc.
               CoreStates Financial Corporation
               First Bank System, Inc.
               First Interstate
               First Union Corporation
               Fleet Financial
               KeyCorp
               Mellon Bank Corporation
               National City Corporation
               NBD Bancorp, Inc.
               Nations Bank
               PNC Financial Corporation
               Signet Banking Corporation
               Suntrust Banks, Inc.
               U.S. Bancorp
               Wachovia Corporation
               Wells Fargo

                             AMENDMENT TO AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION


     THIS AMENDMENT dated as of August 23, 1995, to that certain AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 15th day of May, 1995, by and between THE FOOTHILL GROUP, INC. ("Foothill"), a Delaware corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Foothill (the "Merger") pursuant to an agreement and plan of merger ("Merger Agreement"), which provides, among other things, for the conversion and exchange of the shares of Series A Common Stock of Foothill, no par value ("Foothill Common Stock"), including, subject to the terms and conditions set forth herein, options convertible into shares of Foothill Common Stock and Foothill Series A convertible Preferred Stock, $1.00 par value per share ("Preferred Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     WHEREAS, the parties hereto desire to amend the Agreement as provided herein, and

     WHEREAS, capitalized terms used herein shall, unless otherwise defined, have the meaning given them in the Agreement.

     NOW, THEREFORE, to effect such amendment and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  Schedule 5R to the Agreement is hereby deleted in its entirety and
Schedule 5R attached hereto is substituted therefor.

     2. Paragraph 4(b) is deleted in its entirety and the following is substituted therefor:

          "(b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Foothill and each Foothill Subsidiary (other than the Partnerships, except with respect to (i), (iii), (iv) or (xiv)) will not (without the prior written consent of Norwest): (i) amend or otherwise change its articles of incorporation or association or by-laws or Partnership Agreements; (ii) issue or sell or authorize for issuance or sale, or grant any options, stock appreciation rights, warrants or awards or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Foothill may issue shares of Foothill Common Stock upon the exercise of the option granted under the Stock Option Agreement or upon the exercise of outstanding stock options described in Schedule 4(b); (iii) authorize or incur any long-term debt, except as required in the normal course of its business and, in the case of the Partnerships, as required or authorized by the FPI and FPII partnership agreements; (iv) mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business and, in the case of the Partnerships, as required or authorized by the FPI and FPII partnership agreements; (v) enter into any material agreement, contract or commitment in excess of $200,000 except lending transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof;
     (vi) make any equity security investments except investments required to be made by the "Co-Investor" provisions of the FPI and FPII partnership agreements ; (vii) amend or terminate any Plan except as required by law;
     (viii) make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; (ix) except with respect to the payment prior to the closing date of cash dividends paid on a quarterly basis in accordance with past practices (including up to a $.08 per share dividend for Foothill's 1995 second quarter record date and up to $.10 per share for third and fourth quarter record date dividends and first quarter 1996 record date dividends of up to $.12 per share) and except for quarterly cash dividends of no more than $2.70 per share of Preferred Stock, pursuant to the Certificate of Designation, Voting Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of the Preferred Stock, declare, set aside, make or pay any dividend or other distribution with respect to its capital stock and except for any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; provided that the dividends otherwise permitted to be paid hereunder may not be declared and paid in any particular quarter if the Closing of the Merger occurs in such quarter and former shareholders of Foothill would become shareholders of record of Norwest for the purposes of qualifying for the quarterly Norwest dividend payable to shareholders of Norwest Common Stock for such quarter; (x) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Foothill except as contemplated by Paragraph 4(t); (xi) except for increases of salaries in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of, or pay any benefit not required by any Plan or agreement as in effect as of the date of this Agreement (including, without limitation, the granting of stock options, stock appreciation rights, warrants, or awards to any director, officer, or employee); (xii) enter into or modify any contract, agreement, commitment or arrangement providing for the payment to or indemnification of any director, officer, employee or consultant of Foothill or any Foothill Subsidiary of compensation or benefits, except for the entering into of employment agreements in substantially the form of Exhibit C2 with the persons listed on Exhibit C1; (xiii) sell or otherwise dispose of any shares of the capital stock of any Foothill Subsidiary or sell or otherwise dispose of Foothill's partnership interest in the Partnerships; (xiv) sell or otherwise dispose of any of its assets or properties, other than in the ordinary course of business, and, in the case of the Partnerships, as required or authorized by the FPI and FPII partnership agreements; (xv) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time of the Merger, or in any of the conditions to the Merger set forth in Section 7 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; and (xvi) become a general partner in any partnership (except for the Partnerships)."

     3. Paragraph 4(t) is deleted in its entirety and the following is substituted therefor:

          "(t) Foothill shall take all action necessary to terminate Foothill's 1979 Employee Stock Purchase Plan, restated and amended as of January 1, 1992 (the "Stock Purchase Plan") as of December 31, 1995. In addition, Foothill shall amend the Stock Purchase

     Plan or take such other action as is necessary to provide for the establishment of a revocable grantor trust ("Trust") which shall purchase the maximum number of shares of Foothill Common Stock which may be issued pursuant to the Stock Purchase Plan for the "Option Period" (as defined in the Stock Purchase Plan) ending on December 31, 1995 (the "Maximum Shares"), for the purpose of funding Foothill's obligations to issue shares of Foothill Common Stock to "Participants" (as defined in the Stock Purchase Plan) on the last day of the Option Period ending December 31, 1995, which Maxiumum Shares shall not exceed 26,750 shares of Foothill Common Stock. In the event that the Closing Date is prior to December 31, 1995, Foothill shall also take all necessary action pursuant to the Stock Purchase Plan to provide for the issuance on December 31, 1995 of shares of Norwest Common Stock to Participants upon exercise of the "Options" granted under the Stock Purchase Plan in substitution for shares of Foothill Common Stock and to make any other necessary adjustments to accomplish the same. Foothill agrees to review the terms of the Trust and the actions contemplated by this paragraph with Norwest prior to establishing the Trust and taking such actions."

     4. Paragraph 7(s) is deleted in its entirety and the following is substituted therefor:

          "(s) The Stock Purchase Plan shall have been terminated effective as of December 31, 1995 and all other actions with respect thereto required by paragraph 4(t) shall have been taken."

     5. Except as specifically amended hereby, the Agreement remains in full force and effect. Each of the parties hereto represents and warrants that this Amendment has been duly and validly authorized and executed and represents the valid and binding obligation of such party, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights and the availability of equitable remedies, including specific performance.

     6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement as of the day and year first above written.

NORWEST CORPORATION                THE FOOTHILL GROUP, INC.


By: /s/ James R. Campbell          By: /s/ John Nickoll
    -------------------------          -------------------------------------
Its: Executive Vice President      Its: Chairman and Chief Executive Officer
     ------------------------           ------------------------------------

                                   APPENDIX B


                             STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT, dated as of the 15th day of May, 1995 (this "Agreement"), between Norwest Corporation, a Delaware corporation ("Grantee"), and Foothill Group, Inc., a Delaware corporation ("Issuer").


                                  WITNESSETH:

          WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Reorganization, dated as of the 15th day of May, 1995 (the "Plan"), which is being executed by the parties hereto simultaneously with the execution of this Agreement;

          WHEREAS, as a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below); and

          WHEREAS, capitalized terms used herein shall have the same meanings given them in the Plan;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

          SECTION 1. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 4,156,641 fully paid and nonassessable shares of Series A Common Stock, no par value ("Common Stock"), of Issuer at a price per share equal to $23.375 per share (the "Initial Price"); provided, however, that in the event Issuer issues or agrees to issue (other than pursuant to options to issue Common Stock in effect as of the date hereof) any shares of Common Stock at a price less than the Initial Price (as adjusted pursuant to Section 5(b)), such price shall be equal to such lesser price (such price, as adjusted as hereinafter provided, the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          SECTION 2. (a) Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the time immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event (other than a termination of the Plan by Grantee pursuant to paragraph 9 (a) (ii) due to the failure of Issuer to perform or observe in all material respects the covenants and agreements to be performed or observed by Issuer or pursuant to paragraph 9(a)
(iv) thereof), or (iv) 12 months after the termination of the Plan by Grantee pursuant to paragraph 9(a) (ii) due to the failure of Issuer to perform or observe in all material respects the covenants and agreements to be performed or observed by Issuer or pursuant to paragraph 9 (a) (iv) thereof. The events described in clauses (i) - (iv) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event."

          (b) The term "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) Issuer or any of its subsidiaries (each an "Issuer Subsidiary") without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3 (a) (9) and 13 (d) (3) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Securities Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any of Issuer's subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of Issuer or any subsidiary or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Issuer or any Issuer Subsidiary; provided that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only Issuer and/or Issuer Subsidiaries;

          (ii) Any person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively)); or

          (iii) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan or the Board of Directors of Issuer does not recommend that the stockholders of Issuer approve the Plan or the holders of Issuer Common Stock shall not have approved the Plan at the meeting of such stockholders held for the purpose of voting on the Plan, such meeting shall not have been held or shall have been cancelled prior to termination of the Plan or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan; or

          (iv) If the Board of Directors of Issuer does not publicly recommend in the Proxy Statement that the holders of the Issuer Common Stock approve and adopt the Plan, or shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Grantee.

          (c) Issuer shall notify Grantee promptly in writing of the occurrence of any Purchase Event; provided, however, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

          (d) In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying
(i) the total number of shares of Common Stock it will purchase pursuant to such exercise and (ii) a period of time (that shall not be less than three business days nor more than thirty business days) running from the Notice Date (the "Closing Date") and a place at which the closing of such purchase shall take place; provided, that, if prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be), (a) Grantee shall promptly file the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process the Notice/Application and (c) for the purpose of determining the Closing Date pursuant to clause (ii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of (x) in connection with any Notification, the date on which any required notification periods have expired or been terminated and (y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of Section 2(a), any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

          (e) At the closing referred to in Section 2(d), Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; provided, however, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

          (f) At such closing, simultaneously with the delivery of immediately available funds as provided in Section 2(e), Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Common Stock purchasable hereunder.

          (g) Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

                  The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between Norwest Corporation and Foothill Group, Inc. ("Issuer") dated as of the _____ day of ___________, 1995. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (h) Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, Grantee shall be deemed to be the holder of record of the number of shares of Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee.

          SECTION 3.  Issuer agrees:   (i) that it shall at all times until the
termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, all of which shares will, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights; (ii) that it will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended ("BHC Act"), or any other federal or state banking law, prior approval of or notice to the Federal Reserve Board or to any other Governmental Authority is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) to take all action provided herein to protect the rights of Grantee against dilution.

          SECTION 4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any agreements and related options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

          SECTION 5. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

          (a) In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise to become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 18.89% of the number of shares of Common Stock then issued and outstanding.

          (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

          SECTION 6. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee made within three years of a Purchase Event (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective, and to remain current and effective for a period not in excess of 180 days from the day such registration statement first becomes effective, in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option ("Option Shares") in accordance with any plan of disposition requested by Grantee; provided, however, that Issuer may postpone filing a registration statement relating to a registration request by Grantee under this
Section 6 for a period of time (not in excess of 30 days) if in its judgment such filing would require the disclosure of material information that Issuer has a bona fide business purpose for preserving as confidential. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offering or inclusion of the Option Shares would interfere materially with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 33 1/3% of the total number of shares of Grantee and Issuer covered in such registration statement; provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this
Section 6(a) shall be permitted or occur and the Grantee shall thereafter be entitled to one additional registration statement. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registration. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Notwithstanding the foregoing, if Grantee revokes any exercise notice or fails to exercise any Option with respect to any exercise notice pursuant to Section 2(e), Issuer shall not be obligated to continue any registration process with respect to the sale of Option Shares issuable upon the exercise of such Option and Grantee shall not be deemed to have demanded registration of Option Shares.

          (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 9, the closing of the sale or other disposition of the Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

          SECTION 7. (a) Upon the occurrence of a "Repurchase Event" (as defined in Section 7(e) below) that occurs prior to an Exercise Termination Event, (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee, Issuer shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, plus (C) the amount of the documented expenses incurred by Grantee in connection with the Plan and the transactions contemplated thereby, including reasonable accounting and legal fees and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of the owner of Option Shares from time to time (the "Owner"), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof and on or prior to the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, (ii) the price per share of Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise), (iii) the highest last sale price for shares of Common Stock within the 360-day period ending on the Option Repurchase Request Date or the Option Share Repurchase Request Date, as the case may be, which is reported by The Wall Street Journal or, if not reported thereby, another authoritative source, (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized independent investment banking firm selected by

Grantee or the Owner, as the case may be, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be the value determined by a nationally recognized independent investment banking firm selected by Grantee or the Owner, as the case may be, whose determination shall be conclusive and binding on all parties.

          (b) Grantee or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7.
As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

          (c) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section 7. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing any Option and/or any Option Shares in full, Issuer shall promptly so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either (A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less than the number of shares of Common Stock covered by the portion of the Option repurchased or (B) to the Owner, a certificate for the number of Option Shares covered by the revocation.

          (d) Issuer shall not enter into any agreement with any party (other than Grantee or a Grantee Subsidiary) for an Acquisition Transaction unless the other party thereto assumes all the obligations of Issuer pursuant to this
Section 7 in the event that Grantee or the Owner elects, in its sole discretion, to require such other party to perform such obligations.

          (e) The term "Repurchase Event" shall mean (i) any person (other than Grantee or a Grantee Subsidiary) shall have acquired "Beneficial Ownership," as that term has the meaning set forth in Section 13(d) of the Securities Exchange Act, of 50% or more of the then outstanding shares of Common Stock of Foothill, or (ii) the consummation of an Acquisition Transaction, except that the percentage referred to in clause (z) of
Section 2(b)(i) shall be 50%.

          SECTION 8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Material Subsidiary's assets to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling person being hereinafter referred to as the "Substitute Option Issuer").

          (b) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the market/offer price (as defined in Section 7) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

          (c) The Substitute Option shall otherwise have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee, provided further that the terms of the Substitute Option shall include (by way of example and not limitation) provisions for the repurchase of the Substitute Option and Substitute Common Stock by the Substitute Option Issuer on the same terms and conditions as provided in Section 7.

          (d)  The following terms have the meanings indicated:

               (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or any substantial part of the Issuer's assets (or the assets of any Issuer subsidiary);

               (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option; and

               (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such merging person, as Grantee may elect.

          (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exerciseable for more than 18.89% of the aggregate of the shares of the Substitute Common Stock outstanding immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 18.89% of the aggregate of the shares of Substitute Common Stock but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in the clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee and the Substitute Option Issuer.

          SECTION 9. Notwithstanding Sections 2, 6 and 7, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act by reason of such exercise; provided that in no event shall any closing date occur more than 18 months after the related Notice Date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by the Federal Reserve Board or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the Option shall be deemed to have been rescinded as of the related Notice Date. In the event (a) Grantee receives official notice that an approval of the Federal Reserve Board or any other Governmental Authority required for the purchase and sale of the Option Shares will not be issued or granted or (b) a closing date has not occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section
6. Nothing contained in this Agreement shall restrict Grantee from specifying alternative means of exercising rights pursuant to Sections 2, 6 or 7 hereof in the event that the exercising of any such rights shall not have occurred due to the failure to obtain any required approval referred to in this Section 9.

          SECTION 10. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought; and

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise or the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, at all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

          SECTION 11. (a) Neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event.

          (b) Any assignment of rights of Grantee to any permitted assignee of Grantee hereunder shall bear the restrictive legend at the beginning thereof substantially as follows:

               The transfer of the option represented by this assignment and the related option agreement is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between Norwest Corporation and Foothill Group, Inc. ("Issuer"), dated as of the _____ day of _____________, 1995. A copy of such agreement is on file at the principal office of Issuer and will be provided to any permitted assignee of the Option without change upon receipt by Issuer of a written request therefor.

It is understood and agreed that (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute assignments without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute assignments without such reference if the Option has been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such assignments shall bear any other legend as may be required by law.

          SECTION 12. Each of Grantee and Issuer will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, if necessary, applying to the Federal Reserve Board under the BHC Act for approval to acquire the shares issuable hereunder.

          SECTION 13. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          SECTION 14. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant hereto), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

          SECTION 15. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan.

          SECTION 16. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

          SECTION 17. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution.

          SECTION 18. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          SECTION 19. Except as otherwise expressly provided herein or in the Plan, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

          SECTION 20. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

          SECTION 21. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan.

          SECTION 22. In the event that any selection or determination is to be made by Grantee or the Owner hereunder and at the time of such selection or determination there is more than one Grantee or Owner, such selection shall be made by a majority in interest of such Grantee or Owners.

          SECTION 23. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          SECTION 24. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.

          IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                              NORWEST CORPORATION


                              By: /s/ James R. Campbell
                                  ---------------------
                              Name:  James R. Campbell
                              Title:  Executive Vice President


                              FOOTHILL GROUP, INC.


                              By: /s/ Don L. Gervirtz
                                  -------------------
                              Name:  Don L. Gervirtz
                              Title:  Chairman of the Board and
                              Chief Executive Officer

                                   APPENDIX C


                       OPINION OF THE CHICAGO CORPORATION

                    [LETTERHEAD OF THE CHICAGO CORPORATION]



September __, 1995


Board of Directors
The Foothill Group, Inc.
11111 Santa Monica Boulevard
Suite 1500
Los Angeles, CA 90025

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of The Foothill Group, Inc. ("Foothill" or the "Company") of the exchange ratio for the exchange of shares of Foothill common stock (the "Exchange Ratio") in the proposed merger (the "Merger") of Foothill with a wholly-owned subsidiary of Norwest Corporation ("Norwest"), pursuant to the Agreement and Plan of Reorganization dated May 15, 1995 (the "Agreement). Under the terms of the Agreement, each outstanding share of common stock, no par value ("Foothill Common Stock"), outstanding immediately prior to the time the Merger becomes effective, will be converted into and exchanged for .920 fully-paid and nonassessable shares of voting Common Stock of Norwest of the par value of $1-2/3 per share.

Pursuant to the Agreement, Foothill and Norwest entered into a separate stock option agreement (the "Stock Option Agreement") by which Foothill granted Norwest an option to purchase up to 4,156,641 shares of Foothill Common Stock, at a price per share and on the terms and conditions set forth herein.

We understand that the Merger is conditioned upon, among other things, receipt of a letter from Foothill's and Norwest's independent public accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment and an opinion of counsel or favorable ruling from the Internal Revenue Service to the effect that the Merger constitutes a tax-free transaction under the Internal Revenue Code. The terms of the Merger are more fully set forth in the Agreement.

Board of Directors
The Foothill Group, Inc.
September __, 1995
Page -2-

As you are aware, The Chicago Corporation has had a long-term relationship with Foothill for which it has received customary compensation. Our services to date have been primarily as a dealer in Foothill's commercial paper.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) the Stock Option Agreements; (iii) the Annual Reports on Form 10-K of Foothill and Norwest for each year in the three year period ended December 31, 1994, and the unaudited Reports on Form 10-Q for the six months ended June 30, 1995; (iv) certain other publicly available financial and other information concerning Foothill and Norwest and the trading markets for the publicly traded securities of Foothill and Norwest; (v) certain other internal information, including projections relating to Foothill and Norwest prepared by the managements of Foothill and Norwest and furnished to us for the purpose of our analysis; and (vi) publicly available information concerning other banks and bank holding companies and finance companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry. We have also met with certain officers and representatives of Foothill and Norwest to discuss the foregoing as well as other matters we believe relevant to our inquiry.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by the Company and available from public sources and have not attempted independently to verify the same. We have relied upon the managements of Foothill and Norwest as to the reasonableness and achievability of the projections (and the assumptions and bases thereof) provided to us, and we have assumed that such projections reflect the best currently available estimates and judgements of such managements and that such projections will be realized in the amounts and in the time periods currently estimated by such managements. We have also assumed, without independent verification, that the aggregate allowances for loan losses for Foothill and Norwest are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the assets of Foothill or Norwest, nor have we examined any individual loan credit files. It is understood that we were retained by the Board of Directors of Foothill and that our opinion as expressed herein is limited to the fairness, from a financial point of view, to the common stockholders of Foothill of the Exchange Ratio in the Merger and does not address Foothill's underlying business decision to proceed with the Merger.

We did not introduce Foothill to any other potential merger partner nor did we participate in any such discussions which may have occurred.

Board of Directors
The Foothill Group, Inc.
September __, 1995
Page -3-

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and current financial position and results of operations of Foothill and Norwest, including interest income, interest expense, net interest income, net interest margin, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on stockholders' equity, the amount and type of non-performing assets, the reserve for loan losses and capitalization all as set forth in the financial statements for Foothill and Norwest; (ii) the assets and liabilities of Foothill and Norwest, including the loan and investment portfolios, deposits, other liabilities, historical and currently liability sources and costs and liquidity; (iii) certain pro forma combined financial information of Foothill and Norwest; (iv) historical and current market data for Foothill Common Stock and Norwest Common Stock; and (v) the nature and terms of certain other comparable merger transactions involving finance companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in similar transactions, as well as our experience in securities valuation and our knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they currently exist and can be evaluated on the date hereof and the information made available to us through the date hereof. This letter does not constitute a recommendation to the Board of Directors or to any common stockholder of Foothill with respect to any approval of the Merger.

In connection with the rendering of our services, including delivery of this opinion, the Company will pay The Chicago Corporation a fee and will indemnify us against certain liabilities.

Based upon and subject to the foregoing, it is our opinion as investment bankers, that, as of September __, 1995 and as of the date hereof, the Exchange Ratio was and is fair, from a financial point of view, to the common stockholders of Foothill.

Sincerely,



                              THE CHICAGO CORPORATION

                              /s/ The Chicago Corporation

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of Norwest's Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.  Exhibits and Financial Statement Schedules

Exhibits:  Parenthetical references to exhibits in the description of Exhibits
           3.1, 3.1.1, 3.1.2, 3.1.3, and 3.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

  2.1 -- Agreement and Plan of Reorganization, dated as of May 15, 1995, between The Foothill Group, Inc. and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

  2.2 -- Form of Agreement and Plan of Merger between Merger Co. and The Foothill Group, Inc. (included in Proxy Statement-Prospectus as part of Appendix A).

  3.1 -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Current Report on Form 8-K dated June 28, 1993, and Exhibit 3 to Current Report on Form 8-K dated July 3,
           1995).

 3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of the Registrant's ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

 3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of the Registrant's Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Current Report on Form 8-K dated January 9,
           1995).

 3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of the Registrant's 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

  3.2 -- By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

  4    --  Rights Agreement, dated as of November 22, 1988, between Norwest
           Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to the Registrant's Form 8-A dated December 6, 1988).

  4.1 -- Certificate of Adjustment, dated July 21, 1989, to Rights Agreement (incorporated by reference to Exhibit 3 to the Registrant's Form 8 dated July 21, 1989).

  4.2 -- Certificate of Adjustment, dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to the Registrant's Form 8-A/A dated June 29, 1993).

  5    --  Opinion of Stanley S. Stroup, counsel to Norwest.

  8    --  Form of Opinion of Buchalter, Nemer, Fields & Younger, A
           Professional Corporation.

 23.1 -- Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

 23.2 -- Consent of Buchalter, Nemer, Fields & Younger, A Professional Corporation.

 23.3  --  Consent of KPMG Peat Marwick LLP.

 23.4  --  Consent of Ernst & Young LLP.

 23.5  --  Consent of The Chicago Corporation.

 24    --  Powers of Attorney.

 99.1 -- Stock Option Agreement, dated as of May 15, 1995, between Norwest Corporation and The Foothill Group, Inc. (incorporated by reference to Exhibit 2 to the Registrant's Schedule 13D filed on June 6, 1995).

 99.2 -- Opinion of The Chicago Corporation (included to Proxy Statement-Prospectus as Appendix C).

 99.3 -- Forms of proxy for Special Meeting of Stockholders of The Foothill Group, Inc.

Item 22.  Undertakings

  (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period, in which offers or sales are being made, a posteffective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 6th day of September, 1995.

                                NORWEST CORPORATION


                                By:  /s/ Richard M. Kovacevich
                                     -------------------------
                                     Richard M. Kovacevich
                                     President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 6th day of September, 1995, by the following persons in the capacities indicated:


/s/ Richard M. Kovacevich              President and Chief Executive Officer
- ---------------------------            (Principal Executive Officer)
    Richard M. Kovacevich


/s/ John T. Thornton                   Executive Vice President and Chief
- ---------------------------             Financial Officer
    John T. Thornton                   (Principal Financial Officer)


/s/ Michael A. Graf                    Senior Vice President and Controller
- ---------------------------            (Principal Accounting Officer)
    Michael A. Graf

DAVID A. CHRISTENSEN     )
GERALD J. FORD           )
PIERSON M. GRIEVE        )
CHARLES M. HARPER        )
WILLIAM A. HODDER        )
LLOYD P. JOHNSON         )                  A majority of the
REATHA CLARK KING        )                  Board of Directors*
RICHARD M. KOVACEVICH    )
RICHARD S. LEVITT        )
RICHARD D. McCORMICK     )
CYNTHIA H. MILLIGAN      )
IAN M. ROLLAND           )
STEPHEN E. WATSON        )
- --------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.


                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                     Richard M. Kovacevich
                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                               Form of
Number                        Description*                            Filing
- ------                        -----------                             ------

 2.1    Agreement and Plan of Reorganization, dated as of May 15,
        1995, between The Foothill Group, Inc. and Norwest
        Corporation (included in Proxy Statement-Prospectus as
        Appendix A).

 2.2 Form of Agreement and Plan of Merger between Merger Co. and The Foothill Group, Inc. (included in Proxy Statement-
        Prospectus as part of Appendix A).

 3.1    Restated Certificate of Incorporation, as amended
        (incorporated by reference to Exhibit 3(b) to Current Report on Form 8-K dated June 28, 1993, and Exhibit 3 to Current
        Report on Form 8-K dated July 3, 1995).

 3.1.1  Certificate of Designations of Powers, Preferences, and
        Rights of the Registrant's ESOP Cumulative Convertible
        Preferred Stock (incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for the quarter ended March 31,
        1994).

 3.1.2  Certificate of Designations of Powers, Preferences, and
        Rights of the Registrant's Cumulative Tracking Preferred
        Stock (incorporated by reference to Exhibit 3 to Current
        Report on Form 8-K dated January 9, 1995).

 3.1.3 Certificate of Designations of Powers, Preferences, and Rights of the Registrant's 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for the quarter ended March 31,
        1995).

 3.2    By-Laws, as amended (incorporated by reference to Exhibit
        4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

 4      Rights Agreement, dated as of November 22, 1988, between
        Norwest Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to the Registrant's Form 8-A dated
        December 6, 1988).

 4.1    Certificate of Adjustment, dated July 21, 1989, to Rights
        Agreement (incorporated by reference to Exhibit 3 to the Registrant's Form 8 dated July 21, 1989).

 4.2    Certificate of Adjustment, dated June 28, 1993, to Rights
        Agreement (incorporated by reference to Exhibit 4 to the Registrant's Form 8-A/A dated June 29, 1993).

Exhibit                                                               Form of
Number                        Description*                            Filing
- ------                        -----------                             ------

 5      Opinion of Stanley S. Stroup, counsel to Norwest.            Electronic
                                                                    Transmission

 8      Form of Opinion of Buchalter, Nemer, Fields & Younger, A     Electronic
        Professional Corporation                                    Transmission

23.1    Consent of Stanley S. Stroup (included as part of
        Exhibit 5 filed herewith).

23.2    Consent of Buchalter, Nemer, Fields & Younger, A             Electronic
        Professional Corporation                                    Transmission

23.3    Consent of KPMG Peat Marwick LLP.                            Electronic
                                                                    Transmission

23.4    Consent of Ernst & Young LLP.                                Electronic
                                                                    Transmission

23.5    Consent of The Chicago Corporation.                          Electronic
                                                                    Transmission

24      Powers of Attorney.                                          Electronic
                                                                    Transmission

99.1    Stock Option Agreement, dated as of May 15, 1995, between
        Norwest Corporation and The Foothill Group, Inc.
        (incorporated by reference to Exhibit 2 to Norwest's
        Schedule 13D filed on June 6, 1995).

99.2    Opinion of The Chicago Corporation. (included in Proxy
        Statement-Prospectus as Appendix C).

99.3    Forms of proxy for Special Meeting of Stockholders of        Electronic
        The Foothill Group, Inc.                                    Transmission

________________________

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, and 3.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.